Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

Siebel Systems, Inc.,
a Delaware corporation;

Underground Acquisition Corp.,
a California corporation;

and

UpShot Corporation,
a California corporation;

_________________________________

Dated as of October 14, 2003

_________________________________

LIST OF EXHIBITS
Exhibit A	Certain Definitions
Exhibit B	Individuals to execute Voting Agreement*
Exhibit C	Certain Key Employees*
Exhibit D	Directors and executive officers of the Surviving Corporation*
Exhibit E	Form of Escrow Agreement
Exhibit F	Efforts to Terminate Agreements
Exhibit G	Form of Release
Exhibit H	Additional Key Employees*
Exhibit I	Agreements to be Terminated
Exhibit J	Form of Legal Opinion (Wilson Sonsini Goodrich & Rosati)
Exhibit K	Dispute Resolution Procedures

* Omitted pursuant to Item 601 of Regulation S-K. Siebel Systems, Inc. agrees to supplementally furnish a copy of any omitted attachment to the Securities and Exchange Commission upon request.

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

This Agreement And Plan Of Merger And Reorganization ("Agreement") is made and entered into as of October 14, 2003, by and among: Siebel Systems, Inc., a Delaware corporation ("Parent"); Underground Acquisition Corp., a California corporation ("Merger Sub"); and UpShot Corporation, a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the California General Corporation Law (the "CGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    This Agreement has received the necessary executive approval by Parent and has been approved by the boards of directors of Merger Sub and the Company.

    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the Persons identified in Exhibit B (the "Proxy Shareholders") is entering into a Voting Agreement and Irrevocable Proxy in favor of Parent (the "Voting Agreements and Irrevocable Proxies").

    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the individuals identified in Exhibit C (the "Key Employees") is entering into a Non-Competition and Non-Solicitation Agreement in favor of Parent.

Agreement

The parties to this Agreement agree as follows:

  Description of Transaction

  1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

  1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

  1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such time and date as the parties may designate. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger (the "Agreement of Merger") conforming to the requirements of the CGCL shall be filed with the Secretary of State of the State of California. The Merger shall become effective as of the time that the Agreement of Merger is filed and accepted by the Secretary of State of the State of California (the "Effective Time").

  1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

    the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

    the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

    the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified in Exhibit D.

  1.5 Conversion of Shares.

    By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

      subject to Sections 1.5(a)(ii), 1.5(b), and 1.6, each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent, upon surrender of the certificate representing such share of Company Capital Stock in accordance with Section 1.7, the following consideration (the consideration to which a particular class or series of Company Capital Stock is entitled pursuant to this Section 1.5(a)(i) being referred to as the "Merger Consideration" for such class or series):

        each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to the Common Stock Merger Consideration (as defined below);

        each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount, without interest, equal to the amount of cash that a holder of Series B Preferred Stock would be entitled to receive for each share of Series B Preferred Stock pursuant to Section 3 of Article Third of the Company's articles of incorporation as in effect on the Closing Date of this Agreement upon a liquidation resulting in a distribution to the shareholders of the Company of an amount equal to $50,000,000 (the "Series B Merger Consideration");

        each share of Series D Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount, without interest, equal to the amount of cash that a holder of Series D Preferred Stock would be entitled to receive for each share of Series D Preferred Stock pursuant to Section 3 of Article Third of the Company's articles of incorporation as in effect on the Closing Date upon a liquidation resulting in a distribution to the shareholders of the Company of an amount equal to $50,000,000 (the "Series D Merger Consideration");

        each share of Series E Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount, without interest, equal to the amount of cash that a holder of Series E Preferred Stock would be entitled to receive for each share of Series E Preferred Stock pursuant to Section 3 of Article Third of the Company's articles of incorporation as in effect on the Closing Date upon a liquidation resulting in a distribution to the shareholders of the Company of an amount equal to $50,000,000 (the "Series E Merger Consideration");

      each share of Company Common Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration with respect thereto; and

      each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

    The amount of cash each shareholder of the Company is entitled to receive for the shares of Company Capital Stock held by such shareholder shall be rounded to the nearest cent and computed after aggregating the cash amounts payable for all shares of each series of Company Capital Stock held by such shareholder.

    For purposes of this Agreement:

    (A) "Common Stock Merger Consideration" shall mean the amount obtained by dividing: (1) "x" minus "y" minus "z"; by (2) the Fully Diluted Number of Company Shares, where:

    x = $50,000,000

    y = the amount by which the aggregate amount of Acquired Corporation Transaction Expenses exceed $250,000 (the "Excess Expenses")

    z = the Aggregate Preferred Stock Merger Consideration;

    (B) "Aggregate Preferred Stock Merger Consideration" shall mean the sum of (1) the product of (I) the Series B Merger Consideration multiplied by (II) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, plus (2) the product of (I) the Series D Merger Consideration multiplied by (II) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time, plus (3) the product of (I) the Series E Merger Consideration multiplied by (II) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

    (C) "Fully Diluted Number of Company Shares" shall mean the sum of: (1) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement); plus (2) the aggregate number of (x) all shares of Company Common Stock purchasable under or otherwise subject to all vested and unvested Company Options, warrants or other rights to purchase Company Common Stock outstanding immediately prior to the Effective Time, and (y) all shares of Company Common Stock into which any shares of Company Preferred Stock that are purchasable under or otherwise subject to warrants or other rights to purchase Company Preferred Stock outstanding immediately prior to the Effective Time are convertible; plus (3) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock) (it being understood that the Fully Diluted Number of Company Shares shall not include any shares of Company Capital Stock purchasable under or otherwise subject to any Company Options, warrants, or other rights to purchase Company Capital Stock, or that are issuable upon the conversion of any convertible securities of the Company to the extent that such Company Options, warrants, rights or convertible securities terminate effective as of the Effective Time).

    Notwithstanding anything to the contrary contained in Section 1.5(a) or elsewhere in this Agreement, at or promptly after the Closing, $5,000,000 of the aggregate consideration otherwise payable to the holders of Company Preferred Stock pursuant to Section 1.5(a) shall be withheld from such shareholders on a pro rata basis (based upon the total consideration payable to such shareholders, assuming that no portion of such consideration is deposited in escrow) and deposited in an escrow account (the "Escrow Account"), to be held and distributed in accordance with the terms of that certain Escrow Agreement, substantially in the form of Exhibit E (the "Escrow Agreement").

    As of the Effective Time, by virtue of the Merger and in accordance with the terms of the Company Option Plans and/or the applicable Company Option, each outstanding Company Option, whether vested or unvested, shall be terminated and cancelled and shall not be assumed by Parent.

    Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock pursuant to Section 1.5(a), Section 1.8 or any other section of this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

  1.6 Dissenting Shares.

    Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Capital Stock that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code (the "Dissenting Shares") shall not be converted into or represent the right to the Merger Consideration payable in accordance with Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CGCL. Parent shall be entitled to retain any of the Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Company Capital Stock shall not be entitled to any portion thereof.

    Notwithstanding the provisions of Section 1.6(a), but subject to Section 1.5(b), if the status of any Dissenting Shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the applicable Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the certificate or certificates representing such shares of Company Capital Stock.

    The Company shall give Parent: (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Chapter 13 of the CGCL, withdrawals of any such demands and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands, notices or instruments. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demand or offer to settle any such demand other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

  1.7 Exchange of Certificates.

    Prior to or promptly after the Effective Time, Parent shall ensure that a letter of transmittal in customary form (a "Letter of Transmittal") has been mailed to each record holder of Company Capital Stock immediately prior to the Effective Time, together with instructions for use in effecting the exchange of certificates representing such Company Capital Stock for the Merger Consideration payable with respect to such Company Capital Stock. Upon surrender to Parent of a certificate representing shares of Company Capital Stock (or an affidavit of lost stock certificate as described below), together with a duly executed Letter of Transmittal and such other documents as Parent may reasonably request, the holder of such certificate shall be entitled to receive in exchange therefor cash in the amount equal to the Merger Consideration, if any, which such holder has the right to receive pursuant to Section 1.5, and the certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares as contemplated by Section 1.5, and, if applicable, the Post-Closing Payments, if any, payable in accordance with Section 1.8, and the holder of each such certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.

    If payment of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered certificate for shares of Company Capital Stock is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not payable.

    As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Company Capital Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding shares of Company Capital Stock.

    In the event any certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such person of a bond in such amount, form and with such surety as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, Parent shall cause to be paid in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration, if any, payable with respect such shares.

    Notwithstanding anything in this Agreement to the contrary, Parent shall not be liable to any holder of shares of Company Capital Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

  1.8 Post-Closing Payments.

    For purposes of this Section 1.8, the following terms shall have the following meanings:

      "Actual 2004 Net Bookings" shall mean the dollar amount of the noncancellable portion of the subscription fee related to customer contracts entered into by Parent (on a consolidated basis and in accordance with Parent's policies in effect from time to time) during calendar year 2004 that are attributable solely to the sale of Parent's hosted CRM OnDemand product and the Company's UpShot and UpShot XE products (the "Identified Products"), less an allowance for doubtful accounts and sales returns established in accordance with Parent's practices regarding revenue;

      "Actual 2004 Net Revenues" shall mean the dollar amount of the portion of the gross revenues booked by Parent (on a consolidated basis and in accordance with GAAP and Parent's policies in effect from time to time) during calendar year 2004 that are attributable solely to the sale of the Identified Products, less discounts, an allowance for doubtful accounts and sales returns established in accordance with GAAP;

      "Actual Q4 2003 Net Bookings" shall mean the dollar amount of the noncancellable portion of the subscription fee related to customer contracts entered into by Parent (on a consolidated basis and in accordance with Parent's revenue recognition policies in effect from time to time) during the fourth quarter of calendar year 2003 that are attributable solely to the sale of the Identified Products, less an allowance for doubtful accounts and sales returns established in accordance with Parent's practices regarding revenue;

      "Actual Q4 2003 Net Revenues" shall mean the dollar amount of the portion of the gross revenues recognized by Parent (on a consolidated basis and in accordance with GAAP and Parent's revenue recognition policies in effect from time to time) during the fourth quarter of calendar year 2003 that are attributable solely to the sale of the Identified Products, less discounts, an allowance for doubtful accounts and sales returns established in accordance with GAAP;

      "Eligible Shareholder" shall mean a holder of shares of Company Common Stock immediately prior to the Effective Time that does not perfect its dissenters' rights; and

      "Post-Closing Payment" shall mean any payment that Parent is required to make pursuant to Section 1.8.

    Subject to any right of setoff that Parent may be entitled to exercise (pursuant to Section 9.5 or otherwise), and subject to the other provisions of Section 1.8:

      if the Actual Q4 2003 Net Bookings are equal to or greater than $1,900,000, then Parent shall pay to each Eligible Shareholder on a date selected by Parent on or prior to February 28, 2004 cash in an amount equal to such Eligible Shareholder's Percentage Interest in the amount equal to the product of (A) $125,000 multiplied by (B) the quotient of (I) the Actual Q4 2003 Net Bookings, divided by (II) $3,800,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Shareholders pursuant to this Section 1.8(b)(i) exceed $125,000; and provided, further that if the Shareholders' Agent (as defined in Section 10.1(a)) delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 1.8(b)(i) to the Eligible Shareholders within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved;

      if the Actual Q4 2003 Net Revenues are equal to or greater than $1,150,000, then Parent shall pay to each Eligible Shareholder on a date selected by Parent on or prior to February 28, 2004 cash in an amount equal to such Eligible Shareholder's Percentage Interest in the amount equal to the product of (A) $125,000 multiplied by (B) the quotient of (I) the Actual Q4 2003 Net Revenues, divided by (II) $2,300,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Shareholders pursuant to this Section 1.8(b)(ii) exceed $125,000; and provided, further that if the Shareholders' Agent delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 1.8(b)(ii) to the Eligible Shareholders within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved if the Actual 2004 Net Bookings are equal to or greater than $75,000,000, then Parent shall pay to each Eligible Shareholder on a date selected by Parent on or prior to February 28, 2005 cash in an amount equal to such Eligible Shareholder's Percentage Interest in the amount equal to the product of (A) $4,125,000 multiplied by (B) the quotient of (I) the Actual 2004 Net Bookings, divided by (II) $150,000,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Shareholders pursuant to this Section 1.8(b)(iii) exceed $4,125,000; and provided, further that if the Shareholders' Agent delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 1.8(b)(iii) to the Eligible Shareholders within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved;

      if the Actual 2004 Net Revenues are equal to or greater than $25,000,000, then Parent shall pay to each Eligible Shareholder on a date selected by Parent on or prior to February 28, 2005 cash in an amount equal to such Eligible Shareholder's Percentage Interest in the amount equal to the product of (A) $4,125,000 multiplied by (B) the quotient of (I) the Actual 2004 Net Revenues, divided by (II) $50,000,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Shareholders pursuant to this Section 1.8(b)(iv) exceed $4,125,000; and provided, further that if the Shareholders' Agent delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 1.8(b)(iv) to the Eligible Shareholders within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved; and

      if a future version of Parent's hosted CRM OnDemand product satisfies certain functionality, quality, performance and reliability requirements (the "Milestones") to be defined in a scope document that would be developed and agreed upon by Parent and the Company prior to the Closing, in each case on or prior to June 30, 2004, then (A) promptly following Parent's determination that the Milestones have been satisfied, Parent shall deliver to the Shareholders' Agent written notice thereof, and (II) Parent shall pay to each Eligible Shareholder on a date selected by Parent within 45 days after the date such notice is delivered to the Shareholders' Agent cash in an amount equal to such Eligible Shareholder's Percentage Interest in $1,500,000 (it being understood that if Parent, acting in good faith and in its reasonable discretion, determines that the Milestones are not satisfied on or prior to June 30, 2004, then no amount shall be payable under this Section 1.8(b)(v)).

    The parties agree that Parent shall, acting in good faith and in its reasonable discretion, determine whether the Milestones have been satisfied. If Parent determines that any of the Milestones have not been met, Parent shall notify the Shareholders' Agent in writing as soon as practicable after making such determination.

    For the period beginning on the Closing Date and ending on December 31, 2004: (a) Parent shall include the ability to sell the Company's UpShot and UpShot XE products as part of Parent's commission and compensation plans for any Person who is an employee of the Acquired Corporations as of the Closing Date (to the extent such Person remains an employee of Parent during such period) (it being understood that Parent, in its sole discretion, may (but shall not be obligated to) include the ability to sell the Company's UpShot and UpShot XE products in Parent's commission or compensation plans for other employees of Parent if Parent desires to do so); and (b) Parent shall include the ability to sell Parent's hosted CRM OnDemand Product as part of Parent's commission and compensation plans for the employees of Parent's sales organization whose primary responsibility is selling CRM-based products of Parent.

    Notwithstanding anything to the contrary contained in Section 1.8 or elsewhere in this Agreement, any Eligible Shareholder who is a Releasor (as defined in Section 4.8) shall forfeit his, her or its portion of any Post-Closing Payment payable pursuant to Section 1.8 if such Eligible Shareholder has either (a) failed to execute and deliver to Parent a Release (as defined in Section 4.8) or (b) such Release is not in full force and effect on the date at any time following the Closing and prior to the applicable payment date of such Post-Closing Payment. Any amounts that are forfeited as described in the immediately preceding sentence shall not be reallocated to any other Eligible Shareholder and shall be retained by Parent.

    Notwithstanding anything to the contrary contained in this Section 1.8 or elsewhere in this Agreement (and without limiting any other rights or remedies available to Parent):

      to the extent any Excess Expenses are not deducted from the Common Stock Merger Consideration in accordance with Section 1.5(a)(i), Parent may, in its sole discretion, deduct from either the Escrow Account or any Post-Closing Payment, cash equal to such Excess Expenses; and

      Parent shall be entitled, in its sole discretion, to deduct from either the Escrow Account or any Post-Closing Payment cash equal to the Eligible Shareholders' portion of the Post-Closing Payment Fees (as defined below).

    On or before February 15, 2004, Parent shall: (i) prepare or cause to be prepared a statement (the "Q4 2003 Statement") setting forth the Actual Q4 2003 Net Bookings and the Actual Q4 2003 Net Revenues (collectively, the "Q4 2003 Results"), together with the dollar amounts of any Post-Closing Payment that Parent believes is due in accordance with Section 1.8(b)(i) or 1.8(b)(ii); and (ii) deliver or cause to be delivered such statement to the Shareholders' Agent for and on behalf of the Eligible Shareholders. On or before February 15, 2005, Parent shall: (i) prepare or cause to be prepared a statement (the "2004 Statement") setting forth the Actual 2004 Net Bookings and the Actual 2004 Net Revenues (collectively, the "2004 Results"), together with the dollar amounts of any Post-Closing Payment that Parent believes is due in accordance with Section 1.8(b)(iii) or 1.8(b)(iv); and (ii) deliver or cause to be delivered such statement to the Shareholders' Agent for and on behalf of the Eligible Shareholders. The Q4 2003 Statement and the 2004 Statement are hereinafter referred to as the "Statements."

    In the event that the Shareholders' Agent objects to Parent's calculation of the Q4 2003 Results or the 2004 Results, as the case may be, or the dollar amount of any Post-Closing Payment set forth in any Statement or requires further information in order to perform such calculations or determine such amounts, then within 20 days after the delivery to the Shareholders' Agent of such Statement (the "Initial Response Period"), the Shareholders' Agent shall deliver to Parent a written notice (an "Initial Objection Notice"): (i) describing in reasonable detail the Shareholders' Agent's objections to Parent's calculation of the amounts set forth in such Statement and containing a statement setting forth the Q4 2003 Results or the 2004 Results, as the case may be, or the amount of any such Post-Closing Payment determined by the Shareholders' Agent to be correct; or (ii) requesting additional information from Parent that the Shareholders' Agent requires in order to perform such calculations or determine such amounts (which information, to the extent reasonably necessary in order to perform such calculations, shall be provided by Parent within 15 days after Parent's receipt of such request). If the Shareholders' Agent does not deliver an Initial Objection Notice to Parent during the Initial Response Period, then Parent's calculation of the amounts set forth in the Statement shall be binding and conclusive on Parent, the Eligible Shareholders and the Shareholders' Agent. If the Shareholders' Agent delivers an Initial Objection Notice to Parent accompanied by a request for additional information from Parent as described above during the Initial Response Period, then the Shareholders' Agent shall have an additional 20 days after receiving from Parent all of the information to be provided by Parent (the "Final Response Period") to deliver to Parent a written notice (a "Final Objection Notice") describing in reasonable detail the Shareholders' Agent's objections to Parent's calculations of the amounts set forth in such Statement accompanied by a statement setting forth the Q4 2003 Results or the 2004 Results, as the case may be, or the dollar amount of any such Post-Closing Payment determined by the Shareholders' Agent to be correct. If the Shareholders' Agent has requested additional information during the Initial Response Period and does not deliver a Final Objection Notice to Parent during the Final Response Period, then Parent's calculation of the amounts set forth in the Statement shall be binding and conclusive on Parent, the Eligible Shareholders and the Shareholders' Agent. If the Shareholders' Agent delivers an Initial Objection Notice or Final Objection Notice, as the case may be, accompanied by a statement setting forth the Q4 2003 Results or the 2004 Results, as the case may be, or the amount of any such Post-Closing Payment determined by the Shareholders' Agent to be correct to Parent during either the Initial Response Period or the Final Response Period in accordance with this Section 1.8(f), and if the Shareholders' Agent and Parent are unable to agree upon the calculation of the amounts set forth in the Statement within 30 days after such Initial Objection Notice or Final Objection Notice, as the case may be, is delivered to Parent, the dispute shall be finally settled by a nationally recognized independent accounting firm selected by Parent and reasonably acceptable to the Shareholders' Agent). The determination by the independent accounting firm of the disputed amounts and the Post-Closing Payments, if any shall be conclusive and binding on Parent, the Eligible Shareholders and the Shareholders' Agent. Parent and the Eligible Shareholders shall each bear and pay 50% of the fees and other expenses of such independent accounting firm (the "Post-Closing Payment Fees").

    No rights or interest of any Eligible Shareholder under this Section 1.8 may be assigned, transferred or otherwise disposed of, in whole or in part, other than pursuant to the laws of descent and distribution or by will. For the avoidance of doubt, in the case of the Eligible Shareholders who are also Eligible Employees (as defined in Section 5.4(b)), the right to receive a portion of any Post-Closing Payment pursuant to this Section 1.8 is in addition to their right to receive a portion of the Contingent Employee Amount as defined in and pursuant to Section 5.4(b).

    At reasonable times during normal business hours and upon reasonable notice provided to Parent, Parent shall permit the Shareholders' Agent and/or one Representative designated by the Shareholders' Agent who is acceptable to Parent (in Parent's sole discretion and who has agreed in writing to be bound by the confidentiality restrictions contained in this Section 1.8(h)), to examine the financial books and records of the Surviving Corporation and/or Parent, only to the extent necessary for the exercise of the Shareholders' Agent's right to object to Parent's calculation of the amounts set forth in any Statement. The Shareholders' Agent agrees that he shall hold (and shall cause the Representative referred to in the preceding sentence to hold) all information acquired during such examination in strict confidence and shall use (and shall cause the Representative referred to in the preceding sentence to use) such information only for purposes of making calculations under Section 1.8.

  1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

  Representations and Warranties of the Company

  The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

  2.1 Due Organization; Subsidiaries; Etc.

    Each of the Acquired Corporations has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full power (corporate and other) and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound.

    Except as set forth in Part 2.1(b) of the Disclosure Schedule, none of the Acquired Corporations has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than its respective corporate name as set forth in this Agreement.

    Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on such Acquired Corporation. Part 2.1(c) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Corporation is qualified to do business.

    Part 2.1(d) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of each of the Acquired Corporations; (ii) the names of the members of each committee of the board of directors of each of the Acquired Corporations; and (iii) the names and titles of the officers of each of the Acquired Corporations.

    The Company owns, of record and beneficially, 100% of the issued and outstanding shares of capital stock of each of the other Acquired Corporations. None of the Acquired Corporations has ever owned, beneficially or otherwise, any shares of other securities, of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity.

  2.2 Articles of Incorporation and Bylaws; Records. Except as set forth in Part 2.2 of the Disclosure Schedule, the Company has delivered to Parent accurate and complete copies of: (a) the articles of incorporation and bylaws or equivalent governing documents, including all amendments thereto, of each of the Acquired Corporations (the "Incorporation Documents"); (b) the stock records of the Acquired Corporations; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the board of directors and all committees of the board of directors of each of the Acquired Corporations. There have been no formal meetings or other proceedings of the shareholders, board of directors, or any committee of the board of directors of any of the Acquired Corporations that are not fully reflected in such minutes or other records. There has been no violation of any of the provisions of the Incorporation Documents of any of the Acquired Corporations, and no Acquired Corporation has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Corporation's shareholders, board of directors or any committee of such Acquired Corporation's board of directors. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

  2.3 Capitalization.

    The authorized capital stock of the Company consists of 51,000,000 shares of Company Common Stock, of which 725,729 shares have been issued and are outstanding as of the date of this Agreement, and 36,505,724 shares of Company Preferred Stock, of which: (i) 752 shares are designated as Series B Preferred Stock, of which 751 shares have been issued and are outstanding as of the date of this Agreement; (ii) 4,972 shares are designated as Series D Preferred Stock, of which 4,970 shares have been issued and are outstanding as of the date of this Agreement; and (iii) 36,500,000 shares are designated as Series E Preferred Stock, of which 23,141,927 shares have been issued and are outstanding as of the date of this Agreement. The outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, all of the outstanding shares of Company Capital Stock are held by the Persons, with the addresses of record and in the amounts set forth in Part 2.3(a) of the Disclosure Schedule. The Company holds no repurchase options except pursuant to the terms of the Company 2000 Stock Option Plan.

    All of the stock of the Subsidiaries owned by the Company is owned by the Company free and clear of any Encumbrance. The outstanding shares of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable Legal Requirements, including securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares of the capital stock of the Subsidiaries and the Subsidiaries are not subject to any Contract or court or administrative order under which either of the Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no preemptive rights applicable to any shares of capital of any of the Subsidiaries. The Subsidiaries do not have the right to vote on or approve the Merger or any of the other transactions contemplated by this Agreement.

    The Company has reserved 8,088,985 shares of Company Common Stock for issuance under its 1996 Stock Option Plan, of which options to purchase 7,063,956 shares are outstanding as of the date of this Agreement, and 67,266 shares of Company Common Stock for issuance under its 2000 Stock Option Plan, of which options to purchase 63,726 shares are outstanding as of the date of this Agreement. Part 2.3(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the Company Option Plan under which it was granted; and (iv) the exercise price per share of Company Common Stock purchasable under such Company Option.

    Part 2.3(d) of the Disclosure Schedule accurately sets forth, with respect to each warrant to purchase shares of capital stock of the Company that is outstanding as of the date of this Agreement: (i) the name of the holder of such warrant; (ii) the total number of shares of Company Capital Stock that are subject to such warrant and the number of shares of Company Capital Stock with respect to which such warrant is immediately exercisable; (iii) the date on which such warrant was issued and the term of such warrant; (iv) the vesting schedule for such warrant; and (v) the exercise price per share of Company Capital Stock purchasable under such warrant. The Company has delivered to Parent accurate and complete copies of each Contract pursuant to which any warrant to purchase shares of capital stock of the Company is outstanding.

    Except as set forth in Parts 2.3(c), 2.3(d) and 2.3(e) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

    All outstanding shares of Company Capital Stock and all outstanding Company Options, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(f) of the Disclosure Schedule accurately identifies each Acquired Corporation Contract relating to any securities of any of the Acquired Corporations that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

    Except as set forth in Part 2.3(g) of the Disclosure Schedule, none of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities.

  2.4 Financial Statements and Related Information.

    The Company has delivered to Parent the following financial statements (collectively, the "Company Financial Statements"): (i) the unaudited consolidated balance sheets of the Acquired Corporations as of October 31, 2001 and October 31, 2002, and the related unaudited consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows for the years ended October 31, 2001 and October 31, 2002; and (ii) the unaudited consolidated balance sheet of the Acquired Corporations as of August 31, 2003 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated statement of income for the ten months ended August 31, 2003.

    The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the Company Financial Statements do not contain footnotes.

    The books, records and accounts of the Acquired Corporations accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Corporations. The systems of internal accounting controls maintained by the Acquired Corporations are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    Part 2.4(d) of the Disclosure Schedule provides an accurate reconciliation of all accounts receivable, notes receivable and other receivables (other than Employee Receivables, as defined in Section 2.4(e)) of the Acquired Corporations as of August 31, 2003. Except as set forth in Part 2.4(d) of the Disclosure Schedule, all existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since August 31, 2003 and have not yet been collected) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

    Part 2.4(e) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including loans, advances or other indebtedness) owed to any of the Acquired Corporations by a director, officer, employee or shareholder of any of the Acquired Corporations as of the date of this Agreement (the "Employee Receivables"). All Employee Receivables (including those receivables reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those receivables that have arisen since August 31, 2003 and have not yet been collected): (i) represent valid obligations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be collected in full when due, without any counterclaim or set off.

    Part 2.4(f) of the Disclosure Schedule: (i) identifies the revenues received from each customer of each of the Acquired Corporations and from each other Person from whom any of the Acquired Corporations generated revenues in excess of $50,000 in the fiscal year ended October 31, 2002; and (ii) identifies the revenues received from each customer of each of the Acquired Corporations and from each other Person from whom any of the Acquired Corporations generated revenues in excess of $50,000 in the first ten months of fiscal year 2003. The Company has delivered to Parent accurate and complete copies of all Contracts pursuant to which any of the Acquired Corporations generated revenues in excess of $50,000 in the fiscal year ended October 31, 2002 and in the ten months ended August 31, 2003.

  2.5 Liabilities.

    None of the Acquired Corporations has any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by each of the Acquired Corporations since August 31, 2003 in the ordinary course of business and consistent with such Acquired Corporation's past practices; (iii) Liabilities under the Acquired Corporation Contracts that are expressly set forth and identifiable by reference to the text of such Acquired Corporation Contracts; and (iv) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.

    Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of each of the Acquired Corporations as of one business day prior to the date of this Agreement; and (ii) all notes payable of each of the Acquired Corporations and all other indebtedness of each of the Acquired Corporations for borrowed money.

    None of the Acquired Corporations has ever effected or otherwise been involved in any "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, none of the Acquired Corporations has ever guaranteed any debt or other obligation of any other Person.

  2.6 Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, between August 31, 2003 and the date of this Agreement:

    there has not been any material adverse change in any of the Acquired Corporations' business, condition, assets, liabilities, operations, or financial performance, and no event has occurred that will or could reasonably be expected to, have a Material Adverse Effect on any of the Acquired Corporations;

    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Corporations' material assets (whether or not covered by insurance);

    none of the Acquired Corporations has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of their respective capital stock, and none of the Acquired Corporations has repurchased, redeemed or otherwise reacquired any shares of their respective capital stock or other securities, other than from former employees, directors and consultants pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities in connection with their termination of service to any such Acquired Corporation;

    none of the Acquired Corporations has sold, issued or authorized the issuance of: (i) any capital stock or other security (except for, in the case of the Company, Company Common Stock issued upon the exercise of outstanding Company Options); (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(c) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

    the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any Company Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted stock purchase agreement;

    there has been no amendment to any of the Acquired Corporations' Incorporation Documents, and none of the Acquired Corporations has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    none of the Acquired Corporations has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

    none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of such respective Acquired Corporation since August 31, 2003, exceeds $25,000;

    none of the Acquired Corporations has: (i) entered into or permitted any of the assets, including any Acquired Corporation IP owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.12(a)); or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

    none of the Acquired Corporations has: (i) acquired, leased or licensed any right or other asset from any other Person: (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of each of the Acquired Corporations;

    none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate;

    none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with such Acquired Corporation's past practices;

    none of the Acquired Corporations has: (i) lent money to any Person (other than pursuant to routine travel advances made to current employees of the Acquired Corporations in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

    none of the Acquired Corporations has: (i) established or adopted any employee benefit plan; (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; or (iii) other than in the ordinary course of business and consistent with past practices, hired any new employee;

    none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any respect;

    none of the Acquired Corporations has made any Tax election;

    none of the Acquired Corporations has commenced or settled any Legal Proceeding;

    none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

    none of the Acquired Corporations has agreed or legally committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

  2.7 Title to Assets.

    Except as set forth in Part 2.7(a) of the Disclosure Schedule, each of the Acquired Corporations owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Part 2.10(a) of the Disclosure Schedule and all of the rights of the Acquired Corporations under the Contracts identified in Part 2.12 of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any liens or other Encumbrances, except for: (A) any lien for current taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations.

    Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of any of the Acquired Corporations and that are being leased or licensed to any of the Acquired Corporations for which the annual rental payment for each such asset exceeds $10,000.

  2.8 Bank Accounts. Part 2.8 of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution.

  2.9 Equipment; Leasehold.

    All material items of equipment and other tangible assets owned by or leased to each of the Acquired Corporations are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of each of the Acquired Corporations' respective businesses in the manner in which such businesses are currently being conducted.

    The Acquired Corporations do not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.9(b) of the Disclosure Schedule.

  2.10 Intellectual Property.

    Part 2.10(a) of the Disclosure Schedule accurately identifies:

      in Part 2.10(a)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed or sold by any of the Acquired Corporations at any time since January 1, 2001 and any product or service currently under development by any of the Acquired Corporations;

      in Part 2.10(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively or jointly with another Person); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 2.10(a)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

      in Part 2.10(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Corporations (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of any of the Acquired Corporations and (3) is generally available on standard terms for less than $1,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to any such Acquired Corporation; and (C) whether the license or licenses so granted to any such Acquired Corporation are exclusive or nonexclusive; and

      in Part 2.10(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Acquired Corporation IP, other than non-exclusive licenses granted in the ordinary course of business and involving payments to the Company in an amount or having a value of less than $25,000.

    The Company has provided to Parent or a Representative of Parent a complete and accurate copy of each standard form of Acquired Corporation IP Contract used by any of the Acquired Corporations at any time, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) confidentiality or nondisclosure agreement, or (vii) subscription agreement. Part 2.10(b) of the Disclosure Schedule accurately identifies each Acquired Corporation IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 2.10(a)(iv) of the Disclosure Schedule and except as set forth in Part 2.10(b) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Acquired Corporation IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Acquired Corporation IP anywhere in the world.

    Except as set forth in Part 2.10(c) of the Disclosure Schedule, the Acquired Corporations exclusively own all right, title and interest to and in the Acquired Corporation IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to any of the Acquired Corporations, as identified in Part 2.10(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.10(a)(iv) of the Disclosure Schedule and non-exclusive licenses granted by an Acquired Corporation in the ordinary course of business pursuant to an agreement that do not deviate in any material respect from the Company's standard form end-user license agreement). Without limiting the generality of the foregoing:

      all documents and instruments necessary to perfect the rights of the Acquired Corporations in the Acquired Corporation IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Acquired Corporation IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporations and confidentiality provisions protecting the Acquired Corporation IP;

      no Acquired Corporation Employee has any claim, right (whether or not currently exercisable) or interest to or in any Acquired Corporation IP;

      no employee or independent contractor of any of the Acquired Corporations is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any of the Acquired Corporations; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

      no funding, facilities or personnel of any Governmental Body were used to develop or create, in whole or in part, any Acquired Corporation IP;

      the Acquired Corporations have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Acquired Corporations, or purported to be held by the Acquired Corporations, as a trade secret;

      none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Acquired Corporation IP to any other Person;

      none of the Acquired Corporations is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate such Acquired Corporation to grant or offer to any other Person any license or right to any Acquired Corporation IP; and

      the Acquired Corporations own or otherwise have, and after the Closing the Surviving Corporation and its Subsidiaries will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted.

    All Acquired Corporation IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, except as set forth in Part 2.10(d) of the Disclosure Schedule:

      each U.S. patent application and U.S. patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

      each foreign patent application and foreign patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

      no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

      none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest has been impaired;

      each item of Acquired Corporation IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Acquired Corporation IP in full force and effect have been made by the applicable deadline;

      no application for a patent or for a copyright or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been abandoned, allowed to lapse or rejected;

      Part 2.10(d)(vii) of the Disclosure Schedule accurately identifies each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Acquired Corporation IP in full force and effect;

      the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

      no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the best of the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Acquired Corporation IP is being, has been or could reasonably be expected to be contested or challenged; and

      there is no basis for a claim that any Acquired Corporation IP is invalid or unenforceable.

    Except as set forth in Part 2.10(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other agreements contemplated by this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Acquired Corporation IP; (ii) a breach of any Contract listed or required to be listed in Part 2.10(a)(iii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Acquired Corporation IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Corporation IP.

    Except as set forth in Part 2.10(f) of the Disclosure Schedule, to the best of the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Corporation IP. Part 2.10(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged or suspected infringement or misappropriation of any Acquired Corporation IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

    Except as set forth in Part 2.10(g) of the Disclosure Schedule, none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

      no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of any of the Acquired Corporations, and no Intellectual Property ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

      no infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding;

      none of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

      none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Acquired Corporation IP Contracts described in Section 2.10(b));

      none of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

      no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or, to the best of the knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by any of the Acquired Corporations.

    Except as set forth in Part 2.10(h) of the Disclosure Schedule, none of the Acquired Corporation Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Acquired Corporation Software or any product or system containing or used in conjunction with such Acquired Corporation Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Acquired Corporation Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects and errors in each version and component of the Acquired Corporation Software.

    None of the Acquired Corporation Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

    None of the Acquired Corporation Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Acquired Corporation Software on, the disclosure, licensing or distribution of any source code for any portion of such Acquired Corporation Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of any of the Acquired Corporations to use or distribute any Acquired Corporation Software.

    Except as set forth in Part 2.10(k) of the Disclosure Schedule, no source code for any Acquired Corporation Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of an Acquired Corporation. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Corporation Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of an Acquired Corporation. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Acquired Corporation Software to any other Person who is not, as of the date of this Agreement, an employee of an Acquired Corporation.

  2.11 Performance of Services.

    All consulting, training, reengineering, integration and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable Contracts and with all applicable Legal Requirements.

    Except as set forth in Part 2.11(b) of the Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any claim against any of the Acquired Corporations based upon or in connection with any consulting, training, reengineering, integration and other services performed by any of the Acquired Corporations.

  2.12 Contracts.

    Part 2.12(a) of the Disclosure Schedule identifies each of the following Acquired Corporation Contracts (it being understood that Part 2.12(a) does not identify any Contract that has been terminated (or completely performed) prior to the date of this Agreement unless any Acquired Corporation: (x) has, or may become subject to, any obligation under such Contract; or (y) has or may acquire any right or interest under such Contract):

      each Acquired Corporation Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor; any Acquired Corporation Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Acquired Corporation Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) in excess of $5,000 to any current or former employee or director;

      each Acquired Corporation Contract relating to the voting and any other rights or obligations of a shareholder of any of the Acquired Corporations;

      each Acquired Corporation Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to any of the Acquired Corporations;

      each Acquired Corporation Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or material Intellectual Property or Intellectual Property Right, other than non-exclusive licenses granted in the ordinary course of business and involving payments to the Company in an amount or having a value of less than $25,000;

      each Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

      each Acquired Corporation Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right to or from any of the Acquired Corporations, other than non-exclusive licenses of software by an Acquired Corporation to its customers, and related maintenance and support agreements, in each case in the ordinary course of business and consistent with past practices of the Acquired Corporation;

      each Acquired Corporation Contract imposing any restriction on any of the Acquired Corporations: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

      each Acquired Corporation Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

      each Acquired Corporation Contract regarding the acquisition, issuance or transfer of any securities and each Acquired Corporation Contract affecting or dealing with any securities of any of the Acquired Corporations including any restricted stock agreements or escrow agreements;

      each Acquired Corporation Contract which provides for indemnification of any officer, director, employee or agent;

      each Acquired Corporation Contract relating to the creation of any Encumbrance with respect to any material asset of any of the Acquired Corporations;

      each Acquired Corporation Contract relating to the Mezzanine Debt or otherwise involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

      [Reserved];

      each Acquired Corporation Contract related to or regarding the performance of consulting, advisory or other services or work of any type to any third party;

      each Acquired Corporation Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

      each Acquired Corporation Contract constituting or relating to a Government Contract or Government Bid;

      any other Acquired Corporation Contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of any of the Acquired Corporations; and

      any other Acquired Corporation Contract that, since November 1, 2002, contemplates or involves: (A) the payment or delivery of cash or other consideration by any Acquired Corporation in an amount or having a value in excess of $10,000 individually, or $25,000 in the aggregate; or (B) the performance of services having a value in excess of $10,000 individually, or $25,000 in the aggregate.

    (Contracts in the respective categories described in clauses "(i)" through "(xx)" above are referred to in this Agreement as "Material Contracts.")

    The Company has delivered or made available to Parent accurate and complete copies of all written Material Contracts identified in Part 2.12 of the Disclosure Schedule, including all amendments thereto. Part 2.12(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.12 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the respective Acquired Corporation in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    Except as set forth in Part 2.12(c) of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached in any material respect, or committed any material default under, any Acquired Corporation Contract to which it is a party, which remains uncured, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract which remains uncured; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any material remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) since January 1, 2002, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract; and (iv) none of the Acquired Corporations has waived any of its respective material rights under any Material Contract.

    No Person is actively renegotiating, or has a contractual right pursuant to the terms of any Acquired Corporation Contract to renegotiate, any amount paid or payable to the respective Acquired Corporation under any Material Contract or any other material term or provision of any Material Contract.

    The Contracts identified in Part 2.12 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted.

    Part 2.12(f) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of any Acquired Corporation if accepted by the recipient, has been submitted by the Company since January 1, 2003.

  2.13 Compliance with Legal Requirements. Except as set forth in Part 2.13 of the Disclosure Schedule, each of the Acquired Corporations is, and has at all times since January 1, 1999 been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.13 of the Disclosure Schedule, since January 1, 1999, none of the Acquired Corporations has received any written notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

  2.14 Governmental Authorizations. Part 2.14 of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Corporations, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Corporation to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Corporations is, and at all times since January 1, 1999 has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule. Since January 1, 1999, no Acquired Corporation has received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

  2.15 Tax Matters.

    Except as set forth in Part 2.15(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns"): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. Except as reserved on the Company Financial Statements, all amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Acquired Corporation Returns filed by or on behalf of the Acquired Corporations since January 1, 1999.

    The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from November 1, 2002 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. All Taxes incurred since the date of the Unaudited Interim Balance Sheet have been incurred in the ordinary course of business.

    Except as set forth in Part 2.15(c) of the Disclosure Schedule, no Acquired Corporation Return relating to Taxes has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by any of the Acquired Corporation or any other Person), and no such extension or waiver has been requested from any of the Acquired Corporations.

    No claim or Legal Proceeding is pending or has been threatened against or with respect to any of the Acquired Corporations in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Corporations with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the respective Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of each of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations have entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations have been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    There is no agreement, plan, arrangement or other Contract covering any current or former employee or independent contractor of any of the Acquired Corporations or any other Person with a current or former relationship with any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations is, or has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

    The Acquired Corporations have no liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

    None of the Acquiring Corporations has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    Each of the Acquired Corporations are in material compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

  2.16 Employee and Labor Matters; Benefit Plans.

    Part 2.16(a) of the Disclosure Schedule identifies (i) each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by each of the Acquired Corporations for the benefit of any current or former employee of the respective Acquired Corporation, except for Plans which would not require the respective Acquired Corporation to make payments or provide benefits having a value in excess of $25,000 in the aggregate, and (ii) which current or former employees of the Acquired Corporations are covered by such Plans.

    None of the Acquired Corporations maintains, sponsors or contributes to, and, to the best of the knowledge of the Company, none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of current or former employees of any of the Acquired Corporations (a "Pension Plan").

    Each of the Acquired Corporations maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of current or former employees of any of the Acquired Corporations which are described in Part 2.16(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

    With respect to each Plan, except as set forth in Part 2.16(d) of the Disclosure Schedule, the Company has delivered to Parent or a Representative of Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years and, if such annual reports for the last two years were filed on Form 5500-R, the most recently filed Form 5500-C with respect to such plan; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan; (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all material Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

    None of the Acquired Corporations is required to be, and, to the best of the knowledge of the Company, none of the Acquired Corporations has ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and none of the Acquired Corporations has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, none of the Acquired Corporations has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

    None of the Acquired Corporations has any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee of any of the Acquired Corporations.

    Except as set forth in Part 2.16(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of any of the Acquired Corporations after any such employee's termination of service (other than: (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code; (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet; and (iii) benefits the full cost of which are borne by current or former employees of any of the Acquired Corporations (or such employees' beneficiaries)).

    With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code have been complied with in all material respects.

    Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

    Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

    Except as set forth in Part 2.16(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

    Part 2.16(l) of the Disclosure Schedule contains a list of all employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other cash compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment, the number of hours of vacation time and sick time which such employees have accrued and the aggregate dollar amounts thereof, their accrued and unpaid vacation, their positions, and their visa status, if applicable. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its current or former employees. All of the Company's employees are "at will" employees.

    To the best of knowledge of the Company, Part 2.16(m) of the Disclosure Schedule identifies each current employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

    Except as set forth in Part 2.16(n) of the Disclosure Schedule, each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

    Except as set forth in Part 2.16(o) of the Disclosure Schedule, each of the Acquired Corporations has good labor relations and none of the Acquired Corporations has any reason to believe that: (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations will terminate his or her employment with such Acquired Corporation within 60 days of the Closing.

  2.17 Environmental Matters. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each respective Acquired Corporation of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such Acquired Corporation is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with such Acquired Corporation's compliance in with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by each of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or such Acquired Corporation is not in compliance with any Environmental Law. All Governmental Authorizations currently held by each of the Acquired Corporations pursuant to Environmental Laws are identified in Part 2.17 of the Disclosure Schedule. (For purposes of this Section 2.17: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.); and (ii) "Materials of Environmental Concern" includes chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

  2.18 Insurance. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of each of the Acquired Corporations and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Except as set forth in Part 2.18 of the Disclosure Schedule, since January 1, 1999, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

  2.19 Related Party Transactions. Except as set forth in Part 2.19 of the Disclosure Schedule, since January 1, 2001: (a) no Related Party (as defined below) has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or has been, indebted to any of the Acquired Corporations (other than for ordinary travel advances and for amounts less than $2,000 in the aggregate); (c) to the best of the knowledge of the Company, no Related Party has entered into, or has had any financial interest in, any material Contract, transaction or business dealing or involving any of the Acquired Corporations; (d) to the best of the knowledge of the Company, no Related Party is competing, or has at any time competed, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the respective Acquired Corporation or other rights arising in the ordinary course of employment). (For purposes of this Section 2.19 each of the following shall be deemed to be a "Related Party": (i) each shareholder who holds more than 1% of an Acquired Corporation; (ii) each individual who is, or who has at any time since inception been, an officer or director of any of the Acquired Corporations; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

  2.20 Legal Proceedings; Orders.

    Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding and, to the best of the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations or any Person whose liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; (iii) that relates to the ownership of any capital stock of any of the Acquired Corporations, or any option or other right to the capital stock of any of the Acquired Corporations, or right to receive consideration as a result of the Merger; or (iv) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

    Except as set forth in Part 2.20(a) of the Disclosure Schedule, since inception, no Legal Proceeding has ever been commenced by or has ever been pending against any of the Acquired Corporations.

    There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by each of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or other employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Corporation's business.

  2.21 Authority; Binding Nature of Agreement.

    The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    The Company's board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders; (ii) unanimously recommended the approval of the principal terms of the Merger by the Company's shareholders and directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders in accordance with Section 5.2; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

  2.22 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):

    contravene, conflict with or result in a violation of: (i) any of the provisions of any Incorporation Documents of any of the Acquired Corporations; or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of any of the Acquired Corporations;

    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to any such Acquired Corporation's business or to any of the assets owned or used by any such Acquired Corporation;

    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that is or would constitute a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Acquired Corporation Contract; (ii) accelerate the maturity or performance of any such Acquired Corporation Contract; or (iii) cancel, terminate or modify any such Acquired Corporation Contract; or

    result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

  Except as set forth in Part 2.22 of the Disclosure Schedule, none of the Acquired Corporations is and none of the Acquired Corporations will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

  2.23 Vote Required. The affirmative vote of the holders of (a) a majority of the shares of Company Common Stock, (b) a majority of the shares of Series E Preferred Stock, and (c) a majority of the shares of Company Preferred Stock, in each case outstanding on the record date for shareholders entitled to vote on this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the principal terms of the Merger and the other transactions contemplated by this Agreement. The shares of Company Capital Stock and other securities of the Company that are subject to the Voting Agreements and Irrevocable Proxies are (and will continue through the Closing to be) sufficient to obtain the vote described in clauses "(a)," "(b)" and "(c)" above.

  2.24 Full Disclosure.

    To the best of the knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate (as defined below) will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

    The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement: (i) contain any statement that is inaccurate or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading.

  2.25 Brokers. Except as set forth in Part 2.25 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  2.26 No Existing Discussions. None of the Acquired Corporations and no Representative of any of the Acquired Corporations is engaged in any discussions or negotiations with any other Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

  Representations and Warranties of Parent and Merger Sub

  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

  3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power (corporate and other) and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Parent is qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the nature of its business and of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Parent's business, condition (financial or otherwise), assets, liabilities or operations.

  3.2 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of Parent or Merger Sub; or (iii) any provision of any material contract to which Parent is bound. Except as otherwise may be required under the CGCL, neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

  3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

  3.4 Legal Proceedings; Orders. There is no pending Legal Proceeding and to the knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent and Merger Sub, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

  Certain Covenants of the Company

  4.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Effective Time (the "Pre-Closing Period"), each of the Acquired Corporations shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access during normal business hours to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to each of the Acquired Corporations, and with such additional financial, operating and other data and information regarding each of the Acquired Corporations, as Parent may reasonably request; provided, however, none of the Acquired Corporations shall be required to furnish any attorney-client privileged documents or information. Without limiting the generality of the foregoing, promptly (and in any event within 10 days) after each month end during the Pre-Closing Period, the Company shall deliver to Parent an unaudited consolidated balance sheet of the Acquired Corporations as of such month end and an unaudited consolidated statement of income of the Acquired Corporations for such month, which balance sheet and statement of income shall be accurate and complete in all material respects and present fairly the financial position of the Acquired Corporations as of the date thereof and the results of operations of the Acquired Corporations for the period covered thereby.

  4.2 Operation of the Company's Business. Unless the Company obtains the prior written consent of Parent, during the Pre-Closing Period:

    each of the Acquired Corporations shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

    each of the Acquired Corporations shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with such Acquired Corporation;

    none of the Acquired Corporations shall cancel any of its respective insurance policies identified in Part 2.18 of the Disclosure Schedule;

    the Company shall cause its Chief Executive Officer to report regularly (but in no event less frequently than weekly) to the Executive Vice President of Parent concerning the status of the Company's business other than with respect to potential customer contracts, and the Company shall consult on an ongoing basis with Parent concerning the Consents contemplated by Section 6.4 and the terminations contemplated by Section 6.6(e) and obtain Parent's consent to the form of the Consents and other documents to be entered into by the Company or signed by any other Person in connection with the matters contemplated by Sections 6.4 and 6.6(e);

    none of the Acquired Corporations shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, nor repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than from former employees, directors and consultants pursuant to restricted stock purchase agreements and stock option agreements providing for the repurchase of such securities in connection with their termination of service to any Acquired Corporation;

    none of the Acquired Corporations shall sell, issue or authorize the issuance of: (i) any capital stock or other security; (ii) any option or right to acquire any capital stock or other security (except that the Company shall be permitted to issue Company Options to its employees in the ordinary course of business consistent with past practice); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Company Options);

    the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under: (i) any provision of any Company Option Plan, other than as a result of Parent's failure to assume the Company Options in the Merger; (ii) any provision of any agreement evidencing any outstanding Company Option, other than as a result of Parent's failure to assume the Company Options in the Merger; or (iii) any provision of any restricted stock purchase agreement;

    none of the Acquired Corporations shall amend or permit the adoption of any amendment to such Acquired Corporation's Incorporation Documents, or effect or permit such Acquired Corporation to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; provided, however, that, after the date hereof and prior to the Closing, the Company may file the Amendment (as defined in Section 4.9) in accordance with Section 4.9;

    none of the Acquired Corporations shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

    none of the Acquired Corporations shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of such Acquired Corporation during the Pre-Closing Period, do not exceed $15,000 per month;

    none of the Acquired Corporations shall: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

    none of the Acquired Corporations shall create, establish or use any new standard form Contract or amend any standard form Contract that any of the Acquired Corporations has created, established, used or executed either prior to or after the date of this Agreement;

    none of the Acquired Corporations shall: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $15,000; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by such Acquired Corporation pursuant to Contracts that are not Material Contracts;

    none of the Acquired Corporations shall: (i) lend money to any Person (except that each of the Acquired Corporations may make routine travel advances to current employees of such Acquired Corporation in the ordinary course of business; provided that such advances individually do not exceed $2,000); or (ii) incur or guarantee any indebtedness for borrowed money in excess of $5,000 in the aggregate;

    none of the Acquired Corporations shall: (i) establish, adopt or amend any employee benefit plan; (ii) other than pursuant to the terms of commission plans, bonus plans, variable compensation plans and employment agreements that are in place as of the date of this Agreement and identified in Part 2.16(a) of the Disclosure Schedule, make any individual payment in excess of $2,000 in order to: (A) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices, and except that payments up to $5,000 may be made pursuant to existing plans or arrangements, to, or (B) increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $75,000;

    none of the Acquired Corporations shall change any of its methods of accounting or accounting practices in any material respect;

    none of the Acquired Corporations shall make any Tax election;

    none of the Acquired Corporations shall commence or settle any material Legal Proceeding; and

    none of the Acquired Corporation shall agree or commit to take any of the actions described in clauses "(e)" through "(r)" above.

  4.3 Notification; Updates to Disclosure Schedule.

    During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by any of the Acquired Corporations of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of any of the Acquired Corporations; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

    If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement; or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

  4.4 No Negotiation. During the Pre-Closing Period, none of the Acquired Corporations shall, and none of the Acquired Corporations shall authorize or permit any Representative of any of the Acquired Corporations to: (a) solicit or encourage the initiation or submission of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, indication of interest, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Acquired Corporations during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

  4.5 Termination of 401(k) Plan and Company Option Plans. The Company shall ensure that its Profit Sharing/401(k) Plan shall be terminated immediately prior to the Effective Time. The Company shall terminate the Company Option Plans, and shall ensure that no current or former employee of any of the Acquired Corporations has any rights under such plan and that any Liabilities of the Acquired Corporations under such plan (including any such Liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to any of the Acquired Corporations.

  4.6 Termination of Agreements. To the extent requested by Parent, the Company shall use commercially reasonable efforts to cause the agreements referred to in Exhibit F to be terminated immediately prior to the Effective Time.

  4.7 FIRPTA Matters. At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations (the "FIRPTA Statement"); and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations (the "FIRPTA Notification").

  4.8 Release. The Company shall use its best efforts to cause each officer and director of the Company and each shareholder of the Company holding at least 3% of the outstanding shares of Company Capital Stock as of the Closing Date (calculated on an as-converted-to-common stock basis) to execute and deliver to the Company and Parent, at or prior to the Closing, a release in the form of Exhibit G (the "Release") (the Persons referred to in this Section 4.8 are hereinafter referred to as the "Releasors").

  4.9 Amendment to Articles of Incorporation. Prior to the Closing, the Company shall (a) cause its articles of incorporation to be amended in such a way as to ensure that the aggregate Common Stock Merger Consideration shall be at least $1,200,000 (the "Amendment"), and (b) file the Amendment with the Secretary of State of the State of California.

  Certain Covenants of the Parties

  5.1 Regulatory Approvals. The Company and Parent shall use all commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body to the extent that the Company or Parent determine it is reasonable and prudent to do so. Each of the Company and Parent shall: (a) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement; (b) keep the other party informed as to the status of any such Legal Proceeding; and (c) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, and except as the parties may agree is not prudent or desirable, in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

  5.2 Written Consent.

    As promptly as practicable (and in any event within seven calendar days) after the execution of this Agreement, the Company shall prepare an Information Statement relating to the approval of the principal terms of the Merger (the "Information Statement"), and include in such Information Statement the identity of the Shareholders' Agent. The Information Statement shall include the unanimous recommendation of the board of directors of the Company in favor of the approval of the principal terms of the Merger. As promptly as practicable (and in any event within eight calendar days) after the execution of this Agreement, the Company shall, in accordance with its Incorporation Documents and the applicable Legal Requirements, solicit written consents of all of the shareholders of the Company for the purpose of permitting the shareholders of the Company to vote upon the approval of the principal terms of the Merger, and to waive the requirement set forth in Article Third, Section 4(g) of the Company's articles of incorporation that the Company provide the holders of Company Preferred Stock with at least 10 days prior notice of the consummation of the Merger (the "Notice Requirement"). The Company shall cause a copy of the Information Statement to be delivered to each shareholders of the Company who is entitled to act by written consent (to the extent possible based on the Company's most recent records regarding such shareholders). As promptly as practicable after the delivery of copies of the Information Statement to all shareholders entitled to act by written consent, the Company shall use commercially reasonable efforts to solicit from each such shareholder a written consent in favor of (i) the approval of the principal terms of the Merger, (ii) waiving the Notice Requirement, and (iii) the appointment of the Shareholders' Agent to act as such shareholder's agent in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company's shareholders in connection with the transactions contemplated by this Agreement shall be subject to prior review by Parent; provided, however, that if there is a delay in the preparation of the Information Statement or in the solicitation of written consents caused by Parent's review of the Information Statement, the Company shall not be deemed to be in breach of this Section 5.2 as a result of such delay.

    Without limiting the generality or the effect of anything contained in the Voting Agreements and Irrevocable Proxies, the Company shall use commercially reasonable efforts to cause each Proxy Shareholder to vote all shares of the capital stock of the Company that are owned, beneficially or of record, by such Proxy Shareholder on the record date for the solicitation of the consent of the shareholders of the Company, either in writing or by special meeting, to be voted in favor of the approval of the Merger and this Agreement.

  5.3 Public Announcements.

    From and after the date of this Agreement, except as expressly contemplated by this Agreement, none of the Acquired Corporations shall (and the Company shall not permit any of the Representatives of the Acquired Corporations to) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or the Merger or any of the other transactions or documents contemplated by this Agreement, without Parent's prior written consent; provided, however, notwithstanding anything herein to the contrary, any party to this Agreement (and any Representative of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws. The parties acknowledge and agree that (i) the tax treatment and tax structure of any transaction does not include the name of any party to a transaction or any sensitive business information (including, without limitation, specific information about any party's intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction, and (ii) notwithstanding anything to the contrary contained herein, this Agreement contains no restrictions on the ability of any party to consult with any (or multiple) legal or tax advisors for legal or tax advice (including legal or tax advisors not otherwise involved with the transactions contemplated by this Agreement) regarding the tax treatment or tax structure of any such transaction, or to disclose the tax treatment or tax structure of any such transaction to federal and state taxing authorities. During the Pre-Closing Period, except as expressly contemplated by this Agreement, Parent will use commercially reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement.

  5.4 Employee-Related Matters.

    Parent may offer certain employees of the Acquired Corporations as of the date of this Agreement who are also employees of the Acquired Corporations immediately prior to the Effective Time employment by the Parent after the Effective Time, and each such offer shall be in the form of an individual offer letter prepared in accordance with Parent's customary form (such letter to confirm such employee's initial position, compensation, location and reporting relationship). Those employees of the Acquired Corporations that continue to be employees of Parent or any of its affiliates, including the Acquired Corporations, following the Closing (the "Continuing Employees") and, if applicable, their eligible dependents, shall, subject to any necessary transition period and the terms of such plans, be immediately eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent. Each such Continuing Employee shall receive credit under Parent's employee benefit plans for purposes of eligibility to participate under such plans for years of service with the Acquired Corporations prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any and all pre-existing condition limitations and evidence of insurability requirements under any group health plans of Parent in which such employees and, if applicable, their eligible dependents shall participate to be waived and shall use commercially reasonable efforts to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deduction, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

    Parent shall pay to the Eligible Employees (as defined below) up to an aggregate of $10,000,000 in cash (the "Contingent Employee Amount") subject to the following terms and conditions:

      Subject to any right of setoff that Parent may be entitled to exercise (pursuant to Section 9.5 or otherwise), and subject to the other provisions of this Section 5.4(b):

        if the Actual Q4 2003 Net Bookings are equal to or greater than $1,900,000, then Parent shall pay to each Eligible Employee on a date selected by Parent on or prior to February 28, 2004 cash in an amount equal to such Eligible Employee's Percentage Allocation in the amount equal to the product of (A) $125,000 multiplied by (B) the quotient of (I) the Actual Q4 2003 Net Bookings, divided by (II) $3,800,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Employees pursuant to this Section 5.4(b)(i)(1) exceed $125,000; and provided, further that if the Shareholders' Agent delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 5.4(b)(i)(1) to the Eligible Employees within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved;

        if the Actual Q4 2003 Net Revenues are equal to or greater than $1,150,000, then Parent shall pay to each Eligible Employee on a date selected by Parent on or prior to February 28, 2004 cash in an amount equal to such Eligible Employee's Percentage Allocation in the amount equal to the product of (A) $125,000 multiplied by (B) the quotient of (I) the Actual Q4 2003 Net Revenues, divided by (II) $2,300,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Employees pursuant to this Section 5.4(b)(i)(2) exceed $125,000; and provided, further that if the Shareholders' Agent delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 5.4(b)(i)(2) to the Eligible Employees within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved;

        if the Actual 2004 Net Bookings are equal to or greater than $75,000,000, then Parent shall pay to each Eligible Employee on a date selected by Parent on or prior to February 28, 2005 cash in an amount equal to such Eligible Employee's Percentage Allocation in the amount equal to the product of (A) $4,125,000 multiplied by (B) the quotient of (I) the Actual 2004 Net Bookings, divided by (II) $150,000,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Employees pursuant to this Section 5.4(b)(i)(3) exceed $4,125,000; and provided, further that if the Shareholders' Agent delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 5.4(b)(i)(3) to the Eligible Employees within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved;

        if the Actual 2004 Net Revenues are equal to or greater than $25,000,000, then Parent shall pay to each Eligible Employee on a date selected by Parent on or prior to February 28, 2005 cash in an amount equal to such Eligible Employee's Percentage Allocation (as defined below) in the amount equal to the product of (A) $4,125,000 multiplied by (B) the quotient of (I) the Actual 2004 Net Revenues, divided by (II) $50,000,000; provided, however, that in no event shall the aggregate amount payable by Parent to the Eligible Employees pursuant to this Section 5.4(b)(i)(1) exceed $4,125,000; and provided, further that if the Shareholders' Agent delivers an Initial Objection Notice or a Final Objection Notice to Parent in accordance with Section 1.8(f), then Parent shall make any payments required under this Section 5.4(b)(i)(1) to the Eligible Employees within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is resolved;

        if a future version of Parent's hosted CRM OnDemand product satisfies the Milestones on or prior to June 30, 2004, then (A) promptly following Parent's determination that the Milestones have been satisfied, Parent shall deliver to the Shareholders' Agent written notice thereof, and (II) Parent shall pay to each Eligible Employee on a date selected by Parent within 45 days after the date such notice is delivered to the Shareholders' Agent cash in an amount equal to such Eligible Employee's Percentage Allocation in $1,500,000 (it being understood that if Parent, acting in good faith and in its reasonable discretion, determines that the Milestones are not satisfied on or prior to June 30, 2004, then no amount shall be payable under this Section 5.4(b)(i)(5));

      For purposes of this Section 5.4(b): "Eligible Employee" shall mean each Continuing Employee who has executed (A) Parent's standard Proprietary Information and Inventions Agreement (the "PIIA"), and (B) if such Continuing Employee is a Releasor, a Release; and an Eligible Employee's "Percentage Allocation" shall mean the percentage equal to: (1) the number of shares of Common Stock held by such Eligible Employee immediately prior to the Effective Time, divided by (2) the total number of shares of Common Stock held by all Eligible Employees immediately prior to the Effective Time, subject to adjustment in accordance with subsection (iii) below.

      Parent shall, acting in good faith and in its reasonable discretion, determine whether the Milestones have been satisfied. The amount of the Actual Q4 2003 Net Bookings, Actual Q4 2003 Net Revenues, Actual 2004 Net Bookings and Actual 2004 Net Revenues shall be determined in accordance with Sections 1.8(e) and 1.8(f) of the Agreement.

      The right of any Eligible Employee to receive any portion of the Contingent Employee Amount shall be expressly subject to the following conditions:

        at all times from the Closing through the applicable payment date, the such Eligible Employee shall have remained (i) in compliance with the PIIA, (ii) an employee in good standing of Parent; provided, however, that if any individual identified in Exhibit C has been terminated by Parent: (A) other than for Cause or (B) as a result of his or her death or permanent and total disability (within the meaning of Section 422(c)(6) of the Code) prior to the applicable payment date, then the requirement set forth in this clause "(ii)" shall be deemed to have been satisfied by such individual on such payment date, and (iii) if applicable, in compliance with the Non-Competition and Non-Solicitation Agreement entered into between such Eligible Employee and Parent on the date hereof (the "Non-Competition Agreement"); and

        the Release (if applicable), the PIIA and the Non-Competition Agreement (if applicable), in each case executed by such Eligible Employee, shall be in full force and effect on the applicable payment date.

    If an Eligible Employee is not in compliance with any aspect of clauses "(1)" or "(2)" above, such Eligible Employee shall not be eligible to receive any portion of the Contingent Employee Amount payable on any payment date following the date such noncompliance occurs. Any amounts that any Eligible Employee shall have received but for the immediately preceding sentence (the "Forfeited Amount"), shall instead be earned by those Eligible Employees who are otherwise entitled to an allocable portion of the portion of the Contingent Employee Amount payable on a particular payment date (collectively, the "Remaining Eligible Employees"). Any Forfeited Amount shall be paid pro rata to the Remaining Eligible Employees based on the relative Percentage Allocations of the Remaining Eligible Employees to whom such Forfeited Amount is paid.

  5.5 Commercially Reasonable Efforts. Prior to Closing: (a) each of the Acquired Corporations shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis (including, without limitation, to cure any inaccuracy in any representation or warranty that would exist as of the Closing); and (b) Parent and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

  Conditions Precedent to Obligations of Parent and Merger Sub

  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

  6.1 Accuracy of Representations.

    Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications (other than the "Material Adverse Effect" qualification and other materiality qualification set forth in Section 2.6(a)), or any similar qualifications, contained in such representations and warranties.

    Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time); provided, however that, for purposes of determining the accuracy of such representations and warranties: (i) all "Material Adverse Effect" qualifications and other materiality qualifications (other than the "Material Adverse Effect" qualification and other materiality qualification set forth in Section 2.6(a)), and any similar qualifications, contained in such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

  6.2 Performance of Covenants. All of the covenants and obligations that the Acquired Corporations are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

  6.3 Shareholder Approval. The (a) principal terms of the Merger and (b) the waiver of the Notice Requirement shall have been duly approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable Legal Requirements and the Company's Incorporation Documents. The number of Dissenting Shares shall be less than 10% of the Company Capital Stock outstanding immediately prior to the Closing (calculated on an as-converted-to-common stock basis).

  6.4 Consents. All Consents: (a) required to be obtained from any Governmental Entity; (b) identified in Part 6.4 of the Disclosure Schedule; and (c) otherwise required to be obtained, in each case, in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except, only in the case of clause "(c)," where the failure to obtain such Consent has not had and would not reasonably be expected to have a Material Adverse Effect on an Acquired Corporation.

  6.5 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect on an Acquired Corporation and no event shall have occurred or circumstance shall exist that could reasonably be expected to result in a Material Adverse Effect on an Acquired Corporation.

  6.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

    the Escrow Agreement, executed by the Shareholders' Agent and the other parties thereto;

    Releases, executed by each Releasor;

    PIIAs executed by each Person accepting an offer of employment from Parent or one of its current or future affiliates, including the Company;

    an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and reasonably satisfactory in form and content to Parent, executed by John Arrillaga's Survivor's Trust and the Richard T. Peery Separate Property Trust, landlord of the Company's facility located in Mountain View, California;

    agreements, in form and content reasonably satisfactory to Parent, terminating those certain agreements identified in Exhibit I;

    a certificate executed by the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.11 have been duly satisfied (the "Company Closing Certificate");

    a certificate executed by the Secretary of the Company attaching and certifying as to the Company's current Incorporation Documents and the resolutions of the Company's board of directors and shareholders approving the principal terms of the Merger and the transactions contemplated hereby;

    written resignations of all officers and directors of the Acquired Corporations, effective as of the Effective Time;

    the Agreement of Merger, together with the requisite accompanying officer's certificate, executed by the Company;

    written acknowledgments pursuant to which the Company's Counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Acquired Corporations, or who is otherwise entitled to any compensation from the Acquired Corporations, in connection with this Agreement or any of the transactions contemplated by this Agreement, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or was paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement (which amount shall include a reasonable amount for the fees and expenses that such Person expects to incur following the Closing); and (ii) that it is not (and will not be) owed any other amount by any of the Acquired Corporations with respect to this Agreement or the transactions contemplated by this Agreement;

    a legal opinion executed by Wilson Sonsini Goodrich & Rosati in the form of Exhibit J;

    a scope document that has been mutually agreed to by Parent and the Company setting forth the Milestones;

    a spreadsheet, duly certified by an officer of the Company, (i) identifying each of the shareholders of the Company as of immediately prior to the Closing and (ii) setting forth the Merger Consideration to which each such shareholder is entitled to receive pursuant to Section 1.5; and

    the FIRPTA Statement executed by the Company.

  6.7 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the FIRPTA Notification.

  6.8 No Options/Warrants/Other Securities. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the exercise or termination of all (a) options, (b) warrants, (c) other rights to purchase shares of Company Capital Stock and (d) securities convertible into shares of Company Capital Stock (other than outstanding shares of Company Preferred Stock).

  6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

  6.10 No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or seeking the recovery of damages in excess of $250,000 (when aggregated with all such Legal Proceedings) in connection with the Merger; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or any of the Acquired Corporations; (c) that involves any of the Acquired Corporations or any of the material assets owned or used by any of the Acquired Corporations or any Person whose Liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law; (d) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (e) seeking to compel any of the Acquired Corporations, Parent or any subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of clause "(c)" only, for (i) the proceedings described in Part 6.10 of the Disclosure Schedule, and (ii) Legal Proceedings commenced or threatened by any Person that is not a Governmental Body that, individually or in the aggregate, has not had a Material Adverse Effect on an Acquired Corporation and would not reasonably be expected to result in a Material Adverse Effect on any Acquired Corporation.

  6.11 Employees. None of the Key Employees and none of the individuals identified in Exhibit H shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company or expressed an intention not to accept employment with Parent.

  6.12 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 4.5.

  6.13 Aggregate Common Stock Consideration. The aggregate Common Stock Merger Consideration shall be at least $1,200,000, and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, that the Company has filed the Amendment with the Secretary of State of the State of California and that the Amendment is in effect.

  Conditions Precedent to Obligations of the Company

  The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

  7.1 Accuracy of Representations.

    Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered by Parent or Merger Sub in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained in such representations and warranties).

    Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered by Parent or Merger Sub in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time); provided, however that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded.

  7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

  7.3 Shareholder Approval. (a) The principal terms of the Merger and (b) the waiver of the Notice Requirement shall have been duly approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable Legal Requirements and the Company's Incorporation Documents.

  7.4 Documents. The Company shall have received the following documents:

    the Escrow Agreement, executed by Parent;

    the Agreement of Merger, together with the requisite accompanying officer's certificate, executed by Merger Sub;

    a certificate executed by Parent and containing the representation and warranty of Parent that the conditions set forth in Section 7.1 and 7.2 have been satisfied;

    a scope document that has been mutually agreed to by Parent and the Company setting forth the Milestones; and

    a certificate executed by the Secretaries of Parent and Merger Sub attaching and certifying as to the resolutions of the board of directors of Parent and the resolutions of the board of directors and shareholders of Merger Sub approving this Agreement and the transactions contemplated hereby.

  7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

  Termination

  8.1 Termination Events. This Agreement may be terminated prior to the Closing (whether before or after approval of the principal terms of the Merger by the Company's shareholders):

    by Parent if any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date hereof or any date subsequent to the date of this Agreement (as if made on such subsequent date, except for representations and warranties made as to a specific date) such that any condition set forth in Section 6.1 would not be satisfied, or if any of the Company's covenants or obligations contained in this Agreement shall have been breached in any respect such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company through the use of commercially reasonable efforts within 10 days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the "Company Cure Period"), then Parent may not terminate this Agreement under this Section 8.1(a) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(a) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

    by the Company if any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date hereof or any date subsequent to the date of this Agreement (as if made on such subsequent date, except for representations and warranties made as to a specific date) such that any condition set forth in Section 7.1 would not be satisfied, or if any of Parent's covenants and obligations contained in this Agreement shall have been breached in any respect such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent through the use of commercially reasonable efforts within 10 days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the "Parent Cure Period"), then the Company may not terminate this Agreement under this Section 8.1(b) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(b) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period);

    by Parent if the Closing has not taken place on or before November 15, 2003 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

    by the Company if the Closing has not taken place on or before November 15, 2003 (other than as a result of any failure on the part of one of the Acquired Corporations or any of the shareholders of the Company to comply with or perform any covenant or obligation of such Acquired Corporation as set forth in this Agreement); or

    by the mutual written consent of Parent and the Company.

  8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

  8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) each of the parties shall, in all events, be bound by and be subject to Section 5.3 and that certain Mutual Non-Disclosure Agreement, dated September 28, 2003, by and between Parent and the Company (a copy of which is attached to Part 8.3 of the Disclosure Schedule) (the "Mutual Non-Disclosure Agreement").

  Indemnification, Etc.

  9.1 Survival of Representations, Etc.

    Subject to Sections 9.1(b) and 9.1(e), the representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub in Section 3 shall survive the Closing and shall expire on the first anniversary of the Closing Date.

    Notwithstanding anything to the contrary contained in Section 9.1(a), the Specified Representations shall survive the Closing and shall expire on the later of (i) the one year anniversary of the Closing Date and (ii) the date that any portion of the last to be paid of any amounts payable by Parent pursuant to Sections 1.8 and 5.4(b) becomes due in accordance with Sections 1.8 and 5.4(b); provided, however, that if, at any time prior to such expiration date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

    The representations and warranties made by the Company, and the covenants and obligations of each of the Acquired Corporations, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

    For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

    Nothing contained in this Section 9.1 or elsewhere in this Agreement shall limit any rights or remedy of any Indemnitee for claims based on fraudulent or intentional misrepresentation.

  9.2 Indemnification by Shareholders and Eligible Employees.

    From and after the Effective Time (but subject to Section 9.1(a)), the shareholders of the Company who shall have received, or shall be entitled to receive, Merger Consideration pursuant to Section 1.5 or any Post-Closing Payments pursuant to Section 1.8, and the Eligible Employees who shall be entitled to receive any portion of the Contingent Employee Amount pursuant to Section 5.4(b) (collectively, the "Indemnitors"), shall, severally but not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

      any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement or in any other agreement or document delivered to Parent in connection with the transactions contemplated by this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification, or any similar qualification, contained in such representation or warranty);

      any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty was made on and as of the Closing or in the Company Closing Certificate (in each case, without giving effect to any "Material Adverse Effect" or other materiality qualification, or any similar qualification, contained in such representation or warranty and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement);

      any breach of any covenant or obligation of the Company in this Agreement or in any other agreement or document delivered to Parent in connection with the transactions contemplated by this Agreement;

      any Excess Expenses, if not otherwise taken into account in determining the Merger Consideration under Section 1.5;

      any Post-Closing Payment Fees payable by the Eligible Shareholders, if not otherwise deducted from any Post-Closing Payment;

      any Liability to which any Indemnitee may become subject as a result of: (A) the failure by the Company to pay any sales or use Taxes in any jurisdiction, or to any Governmental Body, other than the State of California (it being understood that nothing in this Section 9.2(a)(vi) shall limit or otherwise adversely affect any Indemnitee's rights or remedies under Section 9.2(a)(i) or 9.2(a)(ii) with respect to sales or use Taxes in the State of California); (B) any "abandoned trademarks" as contemplated by Part 2.10(f) of the Disclosure Schedule; or (C) the matter referred to in Item 1 of Part 2.5(a) of the Disclosure Schedule;

      any Legal Proceeding relating to any inaccuracy or breach or alleged inaccuracy or breach or any other matter of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9)(it being understood that no Indemnitee shall be entitled to indemnification under this Section 9.2(a)(vii) in the case of any alleged inaccuracy or breach (which is not an actual inaccuracy or breach) of a representation or warranty unless such alleged inaccuracy or breach relates to a claim against any Indemnitee by a third party that alleges as the basis of such claim facts or circumstances that occurred or existed prior to the Closing); or

      any Legal Proceeding relating to any inaccuracy or breach or alleged inaccuracy or breach or any other matter of the type referred to in clause "(iii)," "(iv)," "(v)" or "(vi)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9) (it being understood that no Indemnitee shall be entitled to indemnification under this Section 9.2(a)(vii) in the case of any alleged inaccuracy or breach (which is not an actual inaccuracy or breach) of a representation or warranty unless such alleged inaccuracy or breach relates to a claim against any Indemnitee by a third party that alleges as the basis of such claim facts or circumstances that occurred or existed prior to the Closing).

    It is understood and agreed that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

    Subject to Section 9.2(e), the Indemnitors shall not be required to make any indemnification payment pursuant to: (i) Sections 9.2(a)(i), 9.2(a)(ii), 9.2(a)(vi) or 9.2(a)(vii); or (ii) Section 9.2(a)(viii) (as Section 9.2(a)(viii) relates to Section 9.2(a)(vi)) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate. If the total amount of such Damages exceeds $250,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages including the $250,000.

    Subject to Section 9.2(e), recourse to the cash amount in the Escrow Account shall be an Indemnitee's sole and exclusive remedy for monetary damages resulting from an inaccuracy in, or a breach by the Company of, any representation or warranty contained in this Agreement or for the matter referred to in clause "(C)" of Section 9.2(a)(vi).

    The limitations that are set forth in Section 9.2(c) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v); or (iv) to the matter referred to in Section 9.2(a)(viii) (as Section 9.2(a)(viii) relates to the matters referred to in clauses "(i)" through "(iii)" of this sentence). The limitations that are set forth in Section 9.2(d) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to inaccuracies in or breaches of any of the Specified Representations; or (iii) to the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi) (other than clause "(C)" thereof) or 9.2(a)(viii) (it being understood that the limitations that are set forth in Section 9.2(f) shall apply to the matters referred to in clauses "(ii)" and "(iii)" of this sentence).

    Except in the case of fraudulent or intentional misrepresentation, recourse to the cash amount in the Escrow Account and the amount that becomes payable by Parent pursuant to Sections 1.8 and 5.4(b) shall be an Indemnitee's sole and exclusive remedies for monetary damages resulting from an inaccuracy in or breach of any Specified Representation or the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi), 9.2(a)(viii) and, to the extent that it relates to the Specified Representations, 9.2(a)(vii) (it being understood that, except in the case of fraud or intentional misrepresentation, (1) the Indemnitees shall have no further right to amounts due under the Escrow Agreement, Section 1.8 or Section 5.4(b) once such amounts have been paid to the shareholders of the Company or the Eligible Employees, as the case may be, in accordance with the terms of the Escrow Agreement, Section 1.8 or Section 5.4(b), and (2) any amount to be set off against amounts that become payable by Parent pursuant to Sections 1.8 and 5.4(b) shall be divided equally between the amount that is payable pursuant to Section 1.8 and the amount that is payable pursuant to Section 5.4(b)). Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to withhold from any amounts otherwise payable under Section 1.8 or Section 5.4(b) an amount equal to 100% of any amount claimed by an Indemnitee to be owing in respect of any claim with respect to any Specified Representation or under Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi) (other than clause "(C)" thereof) or 9.2(a)(viii) that is pending at the time an amount is otherwise payable under Section 1.8 or 5.4(b), until such claim is fully and finally resolved (at which time Parent shall pay the difference, if any, between such withheld amount and any amount owed to any Indemnitee in connection with the resolution of such claim to the appropriate Eligible Shareholders or Eligible Employees, as the case may be).

    Except in the case of fraudulent or intentional misrepresentation, recourse to the cash amount in the Escrow Account and the amount that becomes payable by Parent pursuant to Sections 1.8 and 5.4(b) shall be the Indemnitees sole and exclusive remedies for monetary damages with respect to any breach of this Agreement, including the matters referred to in this Section 9. Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraudulent or intentional misrepresentation, recourse to the amount that becomes payable by Parent pursuant to Sections 1.8 and 5.4(b) shall be the Indemnitees sole and exclusive remedy for monetary damages with respect to any claim for indemnification, compensation or reimbursement pursuant to this Section 9.2 that is made after the Termination Date (as such term is defined in the Escrow Agreement).

  9.3 No Contribution. Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or any of the Acquired Corporations in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

  9.4 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or any of the Acquired Corporations, against Parent or against any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Shareholders' Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

    subject to the other provisions of Section 9, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

    each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

    Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Shareholders' Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Shareholders' Agent consent to a settlement, adjustment or compromise, the Shareholders' Agent shall not unreasonably withhold or delay such consent).

  Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or any of the Acquired Corporations; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Indemnitors under Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Shareholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Shareholders' Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

  9.5 Setoff. Subject to the other provisions of this Section 9, in addition to any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee (a) to any shareholder of the Company under Section 1.5(b), Section 1.8 or Section 5.4(b), or (b) to any Eligible Employee pursuant to Section 5.4(b).

  9.6 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

  Miscellaneous Provisions

  10.1 Shareholders' Agent.

    Prior to the delivery of the Information Statement to the shareholders of the Company, Parent and the Company shall mutually agree on a Person who shall act as the agent for the shareholders of the Company and the Eligible Employees in connection with the transactions contemplated by this Agreement (the "Shareholders' Agent"). The Eligible Shareholders and the Indemnitors (by virtue of the approval of the principal terms of the Merger) and the Eligible Employees (by virtue of their acceptance of Parent's offer of employment) irrevocably appoint the Shareholders' Agent as their agent, in the case of the Eligible Shareholders for purposes of Section 1.8, and in the case of the Indemnitors and the Eligible Employees for purposes of Section 9, and the Company shall cause the Shareholders' Agent to accept such appointment. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to Sections 1.8 and 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Eligible Shareholder or Indemnitor, as the case may be, by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Eligible Shareholder or Indemnitor, as the case may be, by the Shareholders' Agent, as fully binding upon such Eligible Shareholder or Indemnitor.

    By virtue of the approval of the principal terms of the Merger, the Eligible Shareholders and the Indemnitors grant to the Shareholders' Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Eligible Shareholders and Indemnitors (in the name of any or all of the Eligible Shareholders, the Indemnitors or otherwise) any and all documents that the Shareholders' Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Shareholders' Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 10.1(a).

    The Eligible Shareholders and Indemnitors recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Shareholders' Agent; and (iii) shall survive the death or incapacity of each of the Eligible Shareholders and Indemnitors.

    If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Eligible Shareholders and Indemnitors shall, by consent of (i) the Eligible Shareholders that held at least a majority of the shares of Company Common Stock immediately prior to the Effective Time, and (ii) the Indemnitors that held at least a majority of the shares of Company Capital Stock immediately prior to the Effective Time (calculated on an as-converted-to-common stock basis) within ten days after such death or disability, appoint a successor to the Shareholders' Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Shareholders' Agent as Shareholders' Agent hereunder.

    By virtue of the approval of the principal terms of the Merger, each Indemnitor agrees to indemnify and hold harmless the Shareholders' Agent against any and all liabilities, losses, damages, claims, costs or expenses incurred by the Shareholders' Agent in carrying out his duties under this Agreement and under the Escrow Agreement.

  10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

  10.3 Fees and Expenses. Parent shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Parent or Merger Sub, and the Company shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by any of the Acquired Corporations, in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the investigation and review conducted by Parent and its Representatives with respect to any of the Acquired Corporation's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (d) the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that in the event that the Acquired Corporation Transaction Expenses exceed $250,000 in the aggregate, such excess shall be payable by the shareholders of the Company.

  10.4 Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. California time on such day; or (c) the first business day after sent by registered mail, by courier or express delivery service or by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. California time on the day sent by facsimile), in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  If to Parent or Merger Sub:

  Siebel Systems, Inc.
  2207 Bridgepointe Parkway
  San Francisco, CA 94404
  Attention: Senior Vice President and General Counsel
  Facsimile: (650) 477-7343

  If to the Company:

  UpShot Corporation
  1161 San Antonio Road
  Mountain View, CA 94043
  Attention: Chief Executive Officer
  Facsimile: (704) 364-8114

  with a copy to:

  Wilson Sonsini Goodrich & Rosati
  650 Page Mill Road
  Palo Alto, CA 94304
  Attention: John Roos
  Facsimile: (650) 493-6811

  10.6 Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

  10.7 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

  10.8 Counterparts and Exchanges by Fax. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

  10.9 Governing Law.

    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

    Except as otherwise provided in Section 10.9(d) or as set forth in the Escrow Agreement, any Legal Proceeding relating to this Agreement or to the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the County of San Francisco, State of California, or in the federal courts located in the Northern District of California. The parties: (i) expressly and irrevocably consent and submit to the jurisdiction of each state court located in the County of San Francisco, State of California (and each appellate court located in such county), and each federal court located in the Northern District of California, in connection with any such Legal Proceeding; (ii) agree that service of any process, summons, notice or document by U.S. mail addressed as set forth in Section 10.5 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (iii) agree that each state court located in the County of San Francisco, State of California, and each federal court located in the Northern District of California, shall be deemed to be a convenient forum; and (iv) agree not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state court located in the County of San Francisco, State of California, or in any federal court located in the Northern District of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

    The parties agree that if any Legal Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Company or the Indemnitors in or before such court or other tribunal with respect to any indemnification claim or other claim arising from or relating to such Legal Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

    Notwithstanding anything to the contrary contained in this Agreement or in the Escrow Agreement, any claim for indemnification, compensation or reimbursement pursuant to Section 9 and any other claim for a monetary remedy (such as in the case of a claim based on intentional misrepresentation or fraud) after the Closing, other than claims that are made pursuant to the terms of the Escrow Agreement, shall be brought and resolved exclusively in accordance with Exhibit K; provided, however, that nothing in this Section 10.9(d) shall prevent Parent from seeking preliminary injunctive relief from a court of competent jurisdiction.

  10.10 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the Eligible Employees; the other Indemnitees and the respective successors and assigns (if any) of the foregoing. After the Closing Date, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

  10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

  10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  10.13 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

  10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of all parties hereto; and (b) after the Closing Date, on behalf of Parent and the Shareholders' Agent (acting exclusively for and on behalf of all of the Eligible Shareholders).

  10.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

  10.16 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Eligible Employees, the Indemnitees, and their respective successors and assigns (if any).

  10.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

  10.18 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure.

  10.19 Construction.

    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    Except as otherwise indicated, all references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

  The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

  Siebel Systems, Inc.,
  a Delaware corporation

  By: /s/ Kenneth A. Goldman
   Name: Kenneth A. Goldman
  Title: SVP, Finance & Administration
  and Chief Financial Officer

  Underground Acquisition Corp.,
  a California corporation

  By: /s/ Jeffrey T. Amann
  Name: Jeffrey T. Amann
  Title: Secretary

  UpShot Corporation,
  a California corporation

  By: /s/ Robert Reid
  Name: Robert Reid
  Title: President & CEO

  EXHIBIT A

  CERTAIN DEFINITIONS

  For purposes of the Agreement (including this Exhibit A):

  Acquired Corporations. "Acquired Corporations" shall mean the Company and all Subsidiaries of the Company.

  Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of its assets is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

  Acquired Corporation Employee. "Acquired Corporation Employee" shall mean any current or former employee, independent contractor or director of any of the Acquired Corporations or any affiliate of any of the Acquired Corporations.

  Acquired Corporation IP. "Acquired Corporation IP" shall mean all Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

  Acquired Corporation IP Contract. "Acquired Corporation IP Contract" shall mean any Contract to which any of the Acquired Corporations is or was a party or by which any of the Acquired Corporations is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Acquired Corporation IP or any Intellectual Property developed by, with or for any of the Acquired Corporations.

  Acquired Corporation Software. "Acquired Corporation Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any of the Acquired Corporations at any time (other than non-customized third-party software licensed to any of the Acquired Corporations for internal use on a non-exclusive basis).

  Acquired Corporation Transaction Expenses. "Acquired Corporation Transaction Expenses" shall mean the amount of all fees, costs and expenses of the type described in Section 10.3 of the Agreement that have been incurred or that are incurred by any of the Acquired Corporations in connection with the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Company's Counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Acquired Corporations, or who is otherwise entitled to any compensation from the Acquired Corporations, in connection with the Agreement or any of the transactions contemplated by the Agreement.

  Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

    the sale, license, disposition or acquisition of all or a material portion of any of the Acquired Corporations' business or assets;

    the issuance, disposition or acquisition of: (i) any capital stock or other equity security of any of the Acquired Corporations (other than Company Common Stock issued to employees of the Company upon exercise of Company Options); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Acquired Corporations (other than stock options granted to employees of the Company in routine transactions in accordance with Section 4.2 of the Agreement); or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any of the Acquired Corporations; or

    any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Corporations.

  Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

  Cause. A termination of an employee's employment for "Cause" shall mean a termination for: (i) a failure by such employee to perform such employee's duties satisfactorily, which failure has not been cured within 30 days after receipt of a written warning from such employee's manager; (ii) such employee engaging in a felony, fraud against Parent, or other misconduct; or (iii) a breach of such employee's offer letter or any confidentiality or proprietary information agreement between such employee and Parent.

  Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

  Company Capital Stock. "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

  Company Common Stock. "Company Common Stock" shall mean the shares of common stock of the Company, no par value.

  Company's Counsel. "Company's Counsel" shall mean Wilson Sonsini Goodrich & Rosati and any other legal counsel that has provided services to or on behalf of any of the Acquired Corporations in connection with the transactions contemplated by the Agreement.

  Company Option. "Company Option" shall mean each option to purchase shares of Company Capital Stock outstanding under the Company Option Plans or otherwise.

  Company Option Plans. "Company Option Plans" shall mean the Company's 1996 Stock Option Plan, as amended, and the Company's 2000 Stock Option Plan, as amended.

  Company Preferred Stock. "Company Preferred Stock" shall mean the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

  Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

  Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

  Damages. "Damages" shall include any loss, damage, injury, decline in value, loss opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that in the event of a dispute regarding the amount of any Damages suffered by an Indemnitee in connection with any indemnification claim made by such Indemnitee, each party may produce evidence of any circumstances affecting the amount of such Damages, including evidence of the recovery of any insurance proceeds or other recovery from a third party by the Indemnitee in connection with the events underlying such claim and any increase in premiums or other costs of the Indemnitee resulting from such recovery, and the amount of such Damages shall be decreased or increased accordingly.

  Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

  Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

  Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

  Escrow Agent. "Escrow Agent" shall mean U.S. Bank, National Association.

  GAAP. "GAAP" shall mean U.S. generally accepted accounting principles.

  Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

  Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

  Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

  Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

  Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including Merger Sub and, following the Merger, the Company); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Company's shareholders shall not be deemed to be "Indemnitees."

  Intellectual Property. "Intellectual Property" shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

  Intellectual Property Rights. "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

  Knowledge; best of knowledge. Information shall be deemed to be known to the "best of the knowledge" or to the "knowledge" of the Company if that information is actually known or reasonably should have been known by any director, officer, or individual identified on Annex I to this Exhibit A, in each case after due inquiry by such persons (it being understood that where appropriate, "due inquiry" shall include due inquiry of the attorneys or accountants of the Acquired Corporations).

  Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

  Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

  Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

  Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on an Acquired Corporation if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would, or would reasonably be expected to, have a material adverse effect on such Acquired Corporation's business, condition, assets, liabilities, operations, or financial performance; provided, however, that any decline in revenues or bookings arising from the issuance of any press release by Parent or the making of any other public statement by Parent regarding the existence or terms of the Agreement shall not constitute a Material Adverse Effect on an Acquired Corporation.

  Percentage Interest. "Percentage Interest" of a particular Eligible Shareholder shall mean the percentage interest equal to the fraction having a numerator equal to the number of shares of Company Common Stock held by such Eligible Shareholder immediately prior to the Effective Time, and a denominator equal to the Fully Diluted Number of Company Shares.

  Person. "Person" shall mean any individual, Entity or Governmental Body.

  Registered IP. "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.

  Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

  Series B Preferred Stock. "Series B Preferred Stock" shall mean the shares of Series B Preferred Stock, no par value, of the Company.

  Series D Preferred Stock. "Series D Preferred Stock" shall mean the shares of Series D Preferred Stock, no par value, of the Company.

  Series E Preferred Stock. "Series E Preferred Stock" shall mean the shares of Series E Preferred Stock, no par value, of the Company.

  Specified Representations. "Specified Representations" shall mean the representations and warranties made by the Company in Sections 2.3, 2.4, 2.5, 2.6, 2.10, 2.11, 2.12 and 2.20.

  Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests or such Entity.

  Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

  Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

  EXHIBIT E

  FORM OF ESCROW AGREEMENT

  ESCROW AGREEMENT

  This Escrow Agreement ("Agreement") is made and entered into as of November 3, 2003, by and among: Siebel Systems, Inc., Inc., a Delaware corporation ("Parent"); Keith Walz as agent of the Company Shareholders (as defined in Section 1.1 below) (the "Shareholders' Agent"); and U.S. Bank National Association, a national banking association (the "Escrow Agent").

  Recitals

  A. Parent, Underground Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and UpShot Corporation, a California corporation (the "Company") have entered into that certain Agreement and Plan of Merger and Reorganization dated as of October 14, 2003 and attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which: (i) Merger Sub is merging with and into the Company (the "Merger"); and (ii) the shares of capital stock of the Company held by the Company Shareholders are being exchanged for the Merger Consideration (as defined in the Merger Agreement).

  B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure rights to indemnification, compensation and reimbursement of Parent and the other Indemnitees under the Merger Agreement.

  C. Pursuant to Section 10.1(a) of the Merger Agreement and Section 9 of this Agreement, the Shareholders' Agent has been irrevocably appointed to serve as the agent for the Company's shareholders for, among other things, administration of the provisions of Sections 1.8 and 9 of the Merger Agreement.

  Agreement

  The parties, intending to be legally bound, agree as follows:

  Section 1. Defined Terms.

  1.1 As used in this Agreement, the term "Company Shareholder" shall refer initially to each holder of shares of the Company's preferred stock who is entitled to receive any Merger Consideration pursuant to Section 1.5 of the Merger Agreement, which shareholders are set forth on Exhibit B hereto. Parent shall cause Exhibit B to be revised from time to time to reflect any additional holders of shares of the Company's preferred stock who become entitled to receive any Merger Consideration pursuant to Section 1.5 of the Merger Agreement after the date hereof. Unless and until the Escrow Agent receives a revised Exhibit B, it may assume without inquiry that all of the Company Shareholders are named in the most recent Exhibit B the Escrow Agent has received.

  1.2 Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

  Section 2. Escrow and Indemnification.

  2.1 Deposit of Escrow Amount. On the Closing Date, promptly after the execution and delivery of this Agreement by all parties hereto and the Closing of the transactions contemplated by the Merger Agreement, Parent shall deposit with the Escrow Agent $5,000,000 in cash, (the "Escrow Amount") to be held and administered in accordance with the terms and conditions of this Agreement. Such deposit shall constitute an escrow fund with respect to the indemnification, compensation and reimbursement rights of Parent and the other Indemnitees under the Merger Agreement. The foregoing Escrow Amount, plus all interest and other payments thereon received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Agreement and the Merger Agreement shall be collectively referred to herein as the "Escrow Fund." The Escrow Agent agrees to accept delivery of the Escrow Amount and to hold the Escrow Fund in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

  2.2 Security Interest. To the extent and so long as funds are held in the Escrow Account hereunder, Parent shall have, and the Company Shareholders hereby grant, as of and from the date of this Agreement, a perfected, first-priority security interest in all of the Company Shareholders' right, title and interest in, to and under the Escrow Fund and all accessions to, substitutions and replacements for, and proceeds thereof to secure payment of amounts, if any, payable to the Indemnitees in respect of the Company Shareholders' indemnification, compensation or reimbursement obligations under the Merger Agreement. In connection therewith, the Company Shareholders expressly agree: (a) that the Escrow Agent is acting solely as Parent's agent to the extent necessary to perfect Parent's first-priority security interest in the Escrow Fund; and (b) at any time and from time to time, upon the written request of Parent, and at the sole expense of the Company Shareholders, to promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Parent may reasonably deem desirable to obtain the full benefits of the security interest granted hereby, including: (i) executing, delivering and causing to be filed any financing or continuation statements under the applicable Uniform Commercial Code with respect to the security interests granted hereby; and (ii) executing and delivering and causing the Escrow Agent, or any other applicable depository institution, securities intermediary or commodity intermediary, to execute and deliver a collateral control agreement in order to perfect the security interest created hereunder in favor of Parent (including giving Parent "control" over such collateral within the meaning of the applicable provisions of Article 9 of the UCC). The Company Shareholders also hereby authorize Parent to file any such financing or continuation statement without the signature of the Company. Notwithstanding anything to the contrary contained in this Section 2.2, the Company Shareholders shall have no obligation to execute or deliver any instruments or other documents, or to take any action, that would have the effect of limiting the rights of the Company Shareholders or the obligations of Parent pursuant to this Agreement.

  2.3 Investments. The Escrow Agent shall invest and reinvest the funds held in the Escrow Account in Authorized Investments (as defined below) upon delivery of specific written instructions from Parent in the name of the Escrow Agent for the benefit of the Company Shareholders or Parent as their interests may appear. All earnings received from any investment of the funds in the Escrow Account shall be included in, and shall become a part of, the Escrow Fund (and any losses on such investments shall be deducted from the Escrow Fund). "Authorized Investments" shall mean any time deposit, certificate of deposit, or bankers acceptance, maturing not later than the first anniversary of the date of this Agreement, or such later date as Parent and the Shareholders' Agent may agree in writing in the event that the Shareholders' Agent delivers a Response Notice (as defined in Section 3.2) indicating that there is a Contested Amount (as defined in Section 3.2) in accordance with Section 3.2, which is issued by any commercial banking institution that is a member of the Federal Reserve System which, as of the date hereof, has a combined capital and surplus and undivided profits of not less than $500,000,000 and whose long-term debt obligations have been rated not less than A (or the equivalent thereof) by Standard & Poor's Corporation or Moody's Investors Service, Inc. In the event that the Escrow Agent does not receive directions to invest funds held in the Escrow Account, or if Parent instructs that the Escrow Fund be so invested, the Escrow Agent shall invest such funds in the First American Funds' Prime Obligations Fund or a successor or similar fund which invests in: (a) short-term securities issued or guaranteed by the United States Government, its agencies or instrumentalities and/or; (b) repurchase agreements relating to such securities. Upon the request of either Parent or the Shareholders' Agent, the Escrow Agent shall provide a statement to such requesting party that describes any deposit, distribution or investment activity or deductions with respect to the funds held in the Escrow Account.

  2.4 Transferability. The interests of the Company Shareholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer.

  2.5 Trust Fund. The Escrow Fund shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Company Shareholder or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 4.1), provided that if the Escrow Agent has received from any Indemnitee a Notice of Claim (as defined in Section 3.1) setting forth a claim that has not been resolved by the Termination Date, then the Escrow Agent shall hold and safeguard the Escrow Fund until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

  Section 3. Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

  3.1 If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Merger Agreement, such Indemnitee may, on or prior to the first anniversary of the date hereof, deliver a notice of claim (a "Notice Of Claim") to the Shareholders' Agent and to the Escrow Agent. Each Notice of Claim shall (a) state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant contained in the Merger Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under Section 9 of the Merger Agreement, (b) contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement, and (c) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a result of such breach or other matter as set forth on such Notice of Claim (the "Claimed Amount").

  3.2 Within 30 days after receipt by the Shareholders' Agent and the Escrow Agent of a Notice of Claim (the "Dispute Period"), the Shareholders' Agent may deliver to the Indemnitee who delivered the Notice of Claim and to the Escrow Agent a written response (the "Response Notice") in which the Shareholders' Agent: (a) agrees that cash in an amount equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee; (b) agrees that cash in an amount equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee; or (c) indicates that no part of the Escrow Fund may be released from the Escrow Account to the Indemnitee in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Indemnitee pursuant to the Response Notice shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent prior to the expiration of the Dispute Period, then the Shareholders' Agent shall be conclusively deemed to have agreed that cash in an amount equal to the Claimed Amount may be released to the Indemnitee from the Escrow Account.

  3.3 If (a) the Shareholders' Agent delivers a Response Notice agreeing that cash in an amount equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or (b) the Shareholders' Agent does not deliver a Response Notice on a timely basis in accordance with Section 3.2, the Escrow Agent shall within 10 days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within 10 days following the expiration of the Dispute Period), deliver to such Indemnitee cash in an amount equal to the full Claimed Amount, in each case from (but only to the extent of) the Escrow Account.

  3.4 If the Shareholders' Agent delivers a Response Notice agreeing that cash in an amount equal to less than the full Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall, within 10 days following the receipt of such Response Notice, deliver to such Indemnitee cash in an amount equal to the Agreed Amount from (but only to the extent of) the Escrow Account.

  3.5 If the Shareholders' Agent delivers a Response Notice indicating that there is a Contested Amount, the Shareholders' Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Shareholders' Agent resolve such dispute, such resolution shall be binding on the Shareholders' Agent, the Escrow Agent and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and the Shareholders' Agent and sent to the Escrow Agent, which shall, within 10 days following the receipt thereof (or such shorter period as may be set forth in such settlement agreement), if applicable, release funds from (but only to the extent of) the Escrow Account in accordance with the terms of such settlement agreement and the terms of this Agreement. Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Indemnitee and the Shareholders' Agent, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

  3.6 If the Shareholders' Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Notice of Claim to the Shareholders' Agent (the "Initial Resolution Period"), then either the Indemnitee or the Shareholders' Agent may submit the claim described in the Notice of Claim to arbitration to be settled by binding arbitration in the County of San Mateo in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Shareholders' Agent. If Parent and the Shareholders' Agent fail to mutually select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by Parent; one selected by the Shareholders' Agent; and the third selected by the first two arbitrators. If either Parent or the Shareholders' Agent fails to select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 90 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing. The decision of the arbitrator(s) shall relate solely: (a) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (b) to the determination of the non-prevailing party as provided below. The final decision of the arbitrator(s) shall be furnished to the Shareholders' Agent, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Shareholders' Agent, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable attorneys' fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). For purposes of this Section 3.6, the non-prevailing party shall be determined solely by the arbitrator(s). Any amounts payable by the Shareholders' Agent shall be paid out of the Escrow Account pursuant to the written decision of the arbitrator(s).

  3.7 The Escrow Agent shall release funds from the Escrow Account in connection with any Contested Amount within 10 days after the delivery to it of: (a) a copy of a settlement agreement executed by the Indemnitee and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the amount, if any, to be released from (but only to the extent of) the Escrow Account to the Indemnitee, with respect to such Contested Amount; or (b) a copy of the award of the arbitrator(s) referred to and as provided in Section 3.6 setting forth instructions to the Escrow Agent as to the amount, if any, to be released from (but only to the extent of) the Escrow Account to the Indemnitee, with respect to such Contested Amount.

  Section 4. Release of Escrow Fund.

  4.1 Within 10 days after the Termination Date, the Escrow Agent shall distribute or cause to be distributed to each of the Company Shareholders such Company Shareholder's pro rata portion of the amount, if any, then held in the Escrow Fund based on the percentage interests in the Escrow Fund set forth on Exhibit B; provided, however, that there first shall be netted out of such distribution the amount, if any, that the Shareholders' Agent has certified in writing to the Escrow Agent is payable to him pursuant to Section 9.4; and provided further, that if prior to the Termination Date, any Indemnitee has given a Notice of Claim containing a claim which has not been resolved prior to the Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Termination Date an amount equal to 120% of the Contested Amount (or the Claimed Amount if the Shareholders' Agent has not delivered a Response Notice with respect to such claim) with respect to all claims which have not then been resolved. (The parties acknowledge that it is appropriate to retain more than 100% of the Claimed Amount or the Contested Amount, as the case may be, in the Escrow Account in recognition of the fact that the Indemnitee may have underestimated the aggregate amount of the actual and potential Damages arising from a particular breach or other matter.) For purposes of this Agreement, the "Termination Date" shall mean the earlier of: (a) 5:00 p.m., California time, on the first anniversary of the Closing Date; and (b) the date specified in a written notice of termination in form reasonably satisfactory to the Escrow Agent delivered by Parent to the Escrow Agent.

  4.2 Distributions of the Escrow Fund shall be made to Parent at the address set forth in Section 10.2 of this Agreement or to the Company Shareholders at each such Company Shareholder's address set forth in Exhibit B or such other address as Parent or Company Shareholder shall have provided in writing to the Escrow Agent.

  Section 5. Fees and Expenses. The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit C. In accordance with Exhibit C, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses of the Escrow Agent shall be paid by Parent.

  Section 6. Limitation of Escrow Agent's Liability.

  6.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

  6.2 Parent and the Company Shareholders hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

  Section 7. Termination. This Agreement shall terminate on the Termination Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if the Escrow Agent has received from any Indemnitee a Notice of Claim setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the remaining Escrow Fund released in accordance with this Agreement.

  Section 8. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to Parent and the Shareholders' Agent. Such resignation shall take effect not less than 30 days after such resignation is given to Parent and the Shareholders' Agent. In such an event, Parent may appoint a successor Escrow Agent. If Parent fails to appoint a successor within 15 business days after receiving the Escrow Agent's written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and the Shareholders' Agent (or, if applicable, from a court of competent jurisdiction) as to the transfer of the Escrow Fund to a successor escrow agent.

  Section 9. Shareholders' Agent.

  9.1 By virtue of the approval of the principal terms of the Merger by the requisite vote of the shareholders of the Company, the Company Shareholders shall be deemed to have approved the indemnification, compensation, reimbursement and escrow terms set forth in the Merger Agreement (including in Section 9 thereof) and this Agreement and hereby irrevocably appoint Keith Walz as the Shareholders' Agent, with full authority to execute, deliver, acknowledge, certify and file on behalf of the Company Shareholders (in the name of any or all of the Company Shareholders or otherwise) any and all documents that the Shareholders' Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Shareholders' Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by the Merger Agreement and this Agreement and to give and receive notices and communications, to authorize delivery to Parent of cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, demand dispute resolution pursuant to Section 3 and comply with orders of courts and awards of arbitrator(s) with respect to, claims of Indemnitees hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Shareholders' Agent for the accomplishment of the foregoing. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Company Shareholder by the Shareholders' Agent, as fully binding upon such Company Shareholder.

  9.2 The Company Shareholders may, by a writing signed by the Company Shareholders who hold a majority in interest of the Escrow Fund, replace the Shareholders' Agent for any reason and appoint a replacement (who shall be reasonably satisfactory to Parent). Parent and the Escrow Agent shall be notified promptly in writing of such removal and appointment. Unless and until the Escrow Agent and Parent shall have received written notice of the removal of the Shareholders' Agent and the appointment of a successor Shareholders' Agent, the Escrow Agent and Parent shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Shareholders' Agent to act on behalf of the Company Shareholders. Any such successor shall become a "Shareholders' Agent" for purposes of this Agreement and of the Merger Agreement.

  9.3 If the Shareholders' Agent shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities hereunder, the Company Shareholders shall, by consent of the Company Shareholders who had a majority in interest of the Escrow Fund immediately prior to the Effective Time, within ten days after such death or disability, appoint a successor to the Shareholders' Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Shareholders' Agent as Shareholders' Agent hereunder. Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Shareholders' Agent, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Shareholders' Agent to act on behalf of the Company Shareholders. Any such successor shall become a "Shareholders' Agent" for purposes of this Agreement and of the Merger Agreement. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Company Shareholders.

  9.4 By virtue of the approval of the principal terms of the Merger, each Company Shareholder agrees to indemnify and hold harmless the Shareholders' Agent against any and all liabilities, losses, damages, claims, costs or expenses incurred by the Shareholders' Agent in carrying out his duties under this Agreement and under the Escrow Agreement. Subject to the prior right of any Indemnitee to make claims for Damages, if any portion of the Escrow Fund remains available to the Company Shareholders upon the Termination Date, prior to the release of such Escrow Fund to the Company Shareholders, each Company Shareholder agrees that the Shareholders' Agent shall be entitled to receive up to $100,000 out of the Escrow Fund, as reasonably determined by the Shareholders' Agent, to satisfy the obligation of the Company Shareholders to indemnify the Shareholders' Agent under this Section 9.4. Notwithstanding the foregoing, the Shareholders' Agent shall not be limited to such portion of the Escrow Fund to satisfy such indemnification obligations, and, at the Shareholders' Agent's election, the Shareholders' Agent may seek cash from the Company Shareholders in satisfaction of any such indemnification obligations.

  Section 10. Miscellaneous.

  10.1 Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the interpretation or enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  10.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; or (c) the first business day after sent by registered mail, by courier or express delivery service or by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile), in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  if to Parent:

  Siebel Systems, Inc.
  2207 Bridgepointe Parkway
  San Mateo, CA 94404
  Attention: Senior Vice President and General Counsel
  Telephone: (650) 477-5662
  Facsimile: (650) 477-7343

  if to the Shareholders' Agent:

  Keith Walz
  c/o ABN Amro Private Equity
  208 South La Salle Street, 10th Floor
  Chicago, IL 60604
  Telephone: (312) 855-6575
  Facsimile: (312) 553-6648

  if to the Escrow Agent:

  U.S. Bank National Association
  Corporate Trust Services
  633 West 5th Street, 24th Floor
  LM-CA-T24T
  Los Angeles, CA 90071
  Attention: Corporate Trust Services (Siebel/UpShot Escrow 2003)
  Telephone No.: 213-615-6043
  Facsimile No.: 213-615-6197

  Notwithstanding the foregoing, notices to the Escrow Agent are effective only upon receipt. The Escrow Agent may assume that any Notice of Claim, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

  10.3 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

  10.4 Counterparts and Exchanges by Fax. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement. The parties shall, nonetheless, deliver an original, manually executed original of this Agreement to the Escrow Agent.

  10.5 Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any Legal Proceeding relating to this Agreement or to the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the County of San Francisco, State of California, or in the federal courts located in the Northern District of California. The parties: (i) expressly and irrevocably consent and submit to the jurisdiction of each state court located in the County of San Francisco, State of California (and each appellate court located in such county), and each federal court located in the Northern District of California, in connection with any such Legal Proceeding; (ii) agree that service of any process, summons, notice or document by U.S. mail addressed as set forth in Section 10.2 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (iii) agree that each state court located in the County of San Francisco, State of California, and each federal court located in the Northern District of California, shall be deemed to be a convenient forum; and (iv) agree not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state court located in the County of San Francisco, State of California, or in any federal court located in the Northern District of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

  10.6 Successors and Assigns. This Agreement shall: (a) be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any; and (b) inure to the benefit of each of the parties hereto, the Company Shareholders, the Indemnitees and each of their respective permitted successors and assigns, if any. No Company Shareholder may assign such Company Shareholder's rights under this Agreement without the express prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by an Company Shareholder without such consent shall be void and of no effect.

  10.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  10.8 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Shareholders' Agent and the Escrow Agent.

  10.9 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

  10.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto, the Company Shareholders, the Indemnitees and their respective permitted successors and assigns, if any.

  10.11 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

  10.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

  10.13 Tax Reporting Information and Certification of Tax Identification Numbers.

    The parties hereto agree that, for tax reporting purposes, all interest on or other taxable income, if any, earned from the investment of the Escrow Fund pursuant to this Agreement shall be allocable to the Company Shareholders in accordance with their percentage interests in the Escrow Fund set forth on Exhibit B.

    Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent, and the Shareholders' Agent agrees to provide the Escrow Agent with certified tax numbers for each of the Company Shareholders, by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code of 1986 to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding amounts to the Internal Revenue Service.

  10.14 Cooperation. The Company Shareholders and the Shareholders' Agent agree to cooperate fully with Parent and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

  10.15 Construction.

    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

  [Remainder of page intentionally left blank.]

  In Witness Whereof, the parties have duly caused this Agreement to be executed as of the day and year first above written.

Siebel Systems, Inc., a Delaware corporation
By: /s/ Jeffrey T. Amann Signature Jeffrey T. Amann Name Senior Vice President and General Counsel Title
Keith Walz, as Shareholders' Agent
/s/ Keith Walz Signature Keith Walz Name
U.S. Bank National Association, a national banking association
By: /s/ Paula Oswald Paula Oswald, Vice President

  EXHIBIT F

  EFFORTS TO TERMINATE AGREEMENTS

  Employment Agreement dated October 2, 2002 between Keith Raffel and the Company.

  Shareholders' Agreement, dated July 30, 2003, by and among the Company and the Investors identified therein.

  Amended and Restated Voting Agreement, dated July 30, 2003, by and among the Company and the Shareholders identified therein.

  Amended and Restated Investor Rights Agreement, dated July 30, 2003, by and among the Company and the Investors identified therein.

  All warrants of the Company that are not exercised prior to the Closing.

  Agreement between Robert Reid and the Company pursuant to which Robert Reid has the right to receive loans on reasonably commercial terms in order to exercise options to purchase shares of the Company's Common Stock.

  Agreement between the Company and Richard Scocozza dated as of April 19, 2001, pursuant to which the Company agreed to pay Mr. Scocozza to three to six percent or any new money invested in the Company originated by him.

  Loan and Security Agreement by and between the Company and ORIX USA Corporation ("ORIX") and an Intellectual Security Property Agreement by the Company for the benefit of ORIX, both dated June 27, 2002, evidencing a first priority fully secured lien on all of the assets of the Company in favor of ORIX (it being understood that in addition to the termination of these agreements, the security interest itself shall be terminated).

  EXHIBIT G

  FORM OF RELEASE

  [_______], 2003

  Siebel Systems, Inc.
  2207 Bridgepointe Parkway
  San Mateo, CA 94404

  Ladies and Gentlemen:

  Reference is made to that certain Agreement and Plan of Merger and Reorganization, dated as of October 14, 2003 (the "Merger Agreement"), by and among Siebel Systems, Inc., a Delaware corporation ("Parent"), Underground Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and UpShot Corporation, a California corporation (the "Company"), pursuant to which Merger Sub will merge with and into the Company (the "Merger").

  In order to induce Parent to consummate the Merger and the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby covenants and agrees as follows:

      Consent; Release of Claims. The undersigned hereby consents to the Merger and, effective as of the Effective Time (as defined in the Merger Agreement) and conditioned upon the effectiveness of the Merger, irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Releasees, relating to or arising out of:

        any written or oral agreements or arrangements occurring, existing or entered into by the undersigned at any time up to immediately prior to the Effective Time; and

        any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to immediately prior to the Effective Time, including, without limitation, any Claim: (i) to the effect that the undersigned is or may be entitled to any compensation, benefits or perquisites from the Company or any of its direct or indirect subsidiaries; or (ii) otherwise arising (directly or indirectly) out of or in any way connected with the undersigned's employment or other relationship with the Company or any of its direct or indirect subsidiaries; provided, however, that the undersigned is not releasing the undersigned's rights, if any:

          under the Merger Agreement and the related documents executed in connection therewith;

          under the indemnification provisions contained in the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries;

          with respect to salaries, bonuses and expenses that have accrued in the ordinary course of business consistent with past practices;

          to accrued vacation and vested benefits under the Company's employee benefit plans, other than with respect to options to acquire capital stock of the Company granted to the undersigned by the Company; and

          with respect to claims against Parent that relate to or arise out of agreements, events, matters, causes, things, acts, omissions or conduct to the extent unrelated to the Company, the Merger, the Merger Agreement and the other transactions contemplated thereby, and any relationship between the undersigned and the Company or between Parent and the Company.

      For purposes of this Agreement:

      (a) the term "Releasees" means: (i) Parent; (ii) the Company; (iii) each of the direct and indirect subsidiaries of Parent or the Company; (iv) each other affiliate of Parent or the Company; and (v) the successors and past, present and future assigns, directors, officers, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iv)" of this clause "(a)"; and

      (b) the term "Claim" means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including, without limitation, (i) any unknown, unsuspected or undisclosed claim; and (ii) any claim or right that may be asserted or exercised by the undersigned in the undersigned's capacity as a shareholder, director, officer or employee of the Company or in any other capacity.

      Unknown Claims. The undersigned (a) represents, warrants and acknowledges that the undersigned has been fully advised by its attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights that the undersigned may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      The undersigned also hereby waives the benefits of, and any rights that the undersigned may have under, any statute or common law principle of similar effect in any jurisdiction.

      Miscellaneous. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. If any legal action or other legal proceeding relating to this letter agreement or the enforcement of any provision of this letter agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). This letter agreement and the agreements referred to herein set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof. If any provision of this letter agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this letter agreement. Each provision of this letter agreement is separable from every other provision of this letter agreement, and each part of each provision of this letter agreement is separable from every other part of such provision. The delivery of this letter agreement by facsimile shall be sufficient to bind the undersigned to the terms and conditions of this letter agreement.

  [Signature page follows]

Very truly yours, _________________________ _________________________ Signature
_________________________ Name
_________________________ Address
_________________________ _________________________ (____________)____________ Telephone (____________)__________________________ Facsimile

  EXHIBIT I

  AGREEMENTS TO BE TERMINATED

  Employment Agreement dated October 2, 2002 between Keith Raffel and the Company.

  Shareholders' Agreement, dated July 30, 2003, by and among the Company and the Investors identified therein.

  Amended and Restated Voting Agreement, dated July 30, 2003, by and among the Company and the Shareholders identified therein.

  Amended and Restated Investor Rights Agreement, dated July 30, 2003, by and among the Company and the Investors identified therein.

  All warrants of the Company that are not exercised prior to the Closing.

  Agreement between Robert Reid and the Company pursuant to which Robert Reid has the right to receive loans on reasonably commercial terms in order to exercise options to purchase shares of the Company's Common Stock.

  Agreement between the Company and Richard Scocozza dated as of April 19, 2001, pursuant to which the Company agreed to pay Mr. Scocozza to three to six percent or any new money invested in the Company originated by him.

  Loan and Security Agreement by and between the Company and ORIX USA Corporation ("ORIX") and an Intellectual Security Property Agreement by the Company for the benefit of ORIX, both dated June 27, 2002, evidencing a first priority fully secured lien on all of the assets of the Company in favor of ORIX (it being understood that in addition to the termination of these agreements, the security interest itself shall be terminated).

  EXHIBIT J

  FORM OF LEGAL OPINION (WILSON SONSINI GOODRICH & ROSATI)

  [WSGR Letterhead]

  _______, 2003

  Siebel Systems, Inc.
  2207 Bridgepointe Parkway
  San Mateo, California 94404

  Ladies and Gentlemen:

  This opinion is being furnished to you pursuant to Section 6.6(l) of that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of October 14, 2003 by and among Siebel Systems, Inc., a Delaware corporation ("Siebel"), UpShot Acquisition Corp., a California corporation and a wholly owned subsidiary of Siebel (the "Merger Subsidiary"), and UpShot Corporation, a California corporation ("UpShot" or the "Company"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

  We have acted as special counsel for the Company in connection with the preparation, execution and delivery of the Merger Agreement and the transactions contemplated thereby. As such special counsel, we have performed such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion. Without limiting the foregoing, we have relied upon the following:

    a copy of the Articles of Incorporation of the Company, as amended (the "Company Charter");

    a copy of the Bylaws of the Company, as amended (together with the Company Charter, the "Incorporation Documents");

    a Certificate of the Secretary of State of California, dated _____, 2003, certifying to the due incorporation, legal existence and good standing of the Company in the State of California (the "Company Good Standing Certificate");

    a Certificate of the Secretary of the Company, dated the date hereof, attesting to the incumbency of the Company's officers and the authenticity of the resolutions authorizing the transactions contemplated by the Merger Agreement;

    the Officers' Certificates, dated the date hereof, of the Company delivered pursuant to Sections 6.6(g) and (h) of the Merger Agreement;

    the Merger Agreement;

    the Agreement of Merger of the Merger Subsidiary and the Company, dated the date hereof, Officers' Certificate of Approval of Merger of the Merger Subsidiary, dated the date hereof, Officers' Certificate of Approval of Merger of the Company, dated the date hereof, and certificates of satisfaction from the California Franchise Tax Board for the Merger Subsidiary and the Company (collectively, the "Merger Filings");

    the Escrow Agreement, dated as of the date hereof, among Siebel Systems, Inc., _________, as Shareholders' Agent and U.S. Bank National Association (the "Escrow Agreement"); and

    originals or copies of such other records of meetings, documents, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Company) as we have considered necessary or advisable for purposes of this opinion.

  In our examination of the materials described above, we have assumed the completeness of the corporate and stock record books of the Company, the genuineness of all signatures, the legal capacity of each signatory to such documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. We have assumed that the Merger Agreement and Escrow Agreement (together, the "Agreements") accurately describe and contain the mutual understanding of the parties thereto as to all matters contained therein, and that no other agreements or understandings exist between such parties with respect to the Agreements.

  Insofar as this opinion relates to factual matters, information with respect to which is in the possession of the Company, we have relied, without independent investigation, upon certificates, statements and representations made to us by one or more officers or employees of the Company and upon representations made by the Company in the Merger Agreement, and nothing has come to our attention which has caused us to question the accuracy of such certificates, statements and representations.

  Any reference herein to "our knowledge," or to matters "known to us," or to any matter of which we "are aware" or coming "to our attention" or any variation of any of the foregoing, shall mean the conscious awareness, as to the existence or absence of any facts which would contradict our opinions and statements set forth below, of those attorneys of this firm who have rendered substantive attention to the transactions contemplated by the Merger Agreement. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company or the rendering of the opinions set forth below. Without limiting the foregoing, we have not conducted a search of any computerized or electronic databases or the docket of any court, governmental agency or regulatory body or other filing office in any jurisdiction.

  For purposes of this opinion, we have assumed that the Agreements have been duly authorized, executed and delivered by all parties thereto other than the Company, that the signatories thereto other than the Company have the legal capacity and all requisite power and authority to effect the transactions contemplated by the Agreements and that the Agreements are the valid and binding obligations of the signatories thereto other than the Company, enforceable against it in accordance with their respective terms. We are also assuming that the Company's Board of Directors and its shareholders have each complied with applicable fiduciary duties in connection with the transactions contemplated by the Agreements, including but not limited to the provisions of Section 310(a)(1) and (2) of the California Corporations Code. We are assuming that the Post-Closing Payments set forth in Section 1.8 of the Merger Agreement and the Contingent Employment Amounts set forth in Section 5.4 of the Merger Agreement do not constitute securities or the issuance of securities under federal or state securities laws. We are expressing no opinion herein as to the application of or compliance with any foreign, federal or state law or regulation to the power, authority or competence of any party to the Agreements other than the Company.

  Our opinions expressed in paragraph 1 below, insofar as it relates to the good standing of the Company, are based solely on the Company Good Standing Certificate, and our opinions with respect to such matters are rendered as of the date of such certificate and limited accordingly. We express no opinion as to the tax good standing of the Company in any jurisdiction.

  The opinions hereinafter expressed are qualified to the extent that they may be subject to or affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent transfer or other laws relating to or affecting the right and remedies of creditors and parties to contracts generally; (b) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing; and (c) duties and standards imposed on creditors and parties to contracts, including without limitation, requirements of good faith, reasonableness and fair dealing. We express no opinion as to the availability of the remedy of specific performance, injunctive relief or any other equitable or specific remedy upon any such breach of such documents or obligations referred to therein (regardless of whether any such remedy is considered in a proceeding at law or in equity), or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of such defenses may be subject to the discretion of the court before which any proceeding therefor may be brought. Furthermore, we express no opinion herein as to any provision of any agreement (i) expressly or by implication waiving broadly or vaguely stated rights, unknown future rights or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law; (ii) to the effect that the rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (iii) relating to the effect of invalidity or unenforceability of the provisions of any of the Agreements on the validity or enforceability of any other provision thereof; (iv) requiring the payment of consequential damages or liquidated damages; (v) relating to non-competition and non-solicitation; (vi) relating to indemnification and contribution; and (vii) relating to choice of law or consent to jurisdiction.

  We express no opinion as to compliance with the fraudulent transfer laws of any jurisdiction. We express no opinion as to compliance by the Company with the anti-fraud provision of applicable securities laws and with state securities laws. Except with respect to our opinion set forth in paragraph 2 below, we express no opinion as to compliance by the Company with federal securities laws. We express no opinion regarding the Voting Agreements entered into in connection with the transactions contemplated by the Merger Agreement, including without limitation the enforceability thereof. We express no opinion regarding any exhibits to the Merger Agreement, except the Escrow Agreement, and only to the extent expressly set forth herein.

  We are opining herein only with respect to the state laws of the state of California and the federal laws of the United States of America. Accordingly, to the extent that any laws other than those upon which we are opining govern any of the matters as to which we express an opinion below, we have assumed for purposes of this opinion, with your permission and without independent investigation, that the laws of such jurisdiction are identical to the state laws of the state of California, and we express no opinion as to whether such assumption is reasonable or correct.

  We express no opinion herein as to the tax consequences of the Merger under applicable federal, state and local income tax laws and regulations.

  Based upon and subject to the foregoing, except as set forth in the Disclosure Schedule, we are of the opinion that:

    The Company has been duly organized, and is validly existing and in good standing under the laws of California and has full power (corporate and other) and authority to conduct its business in the manner in which its business is currently being conducted. The Company is authorized to transact business in the state of California.

    The authorized capital stock of the Company consists of (a) 51,000,000 shares of Company Common Stock, no par value, of which 725,729 shares were issued and outstanding immediately prior to the Effective Time, and 36,505,724 shares of Company Preferred Stock, of which: (i) 752 shares are designated as Series B Preferred Stock, of which 751 shares were issued and outstanding immediately prior to the Effective Time; (ii) 4,972 shares are designated as Series D Preferred Stock, of which 4,970 shares were issued and outstanding immediately prior to the Effective Time; and (iii) 36,500,000 shares are designated as Series E Preferred Stock, of which 23,141,927 shares were issued and outstanding immediately prior to the Effective Time. All shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time were duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, none of the shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. To our knowledge, the Company has no Subsidiaries.

    To our knowledge, except as set forth in Section 2.3 of the Merger Agreement, immediately prior to the Effective Time there was no (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

    The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by the Company's board of directors and the Company's shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the transactions contemplated thereby.

    The Merger Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    The execution and filing of the Agreement of Merger have been duly authorized by all necessary corporate action on the part of the Company. The Agreement of Merger and accompanying officers' certificate of the Company have been duly executed by the Company, and assuming (a) the due execution of the Agreement of Merger and accompanying officers' certificate of Merger Sub by Merger Sub and (b) the filing with the Secretary of State of the State of California of such Agreement of Merger and accompanying officers' certificates of the Company and Merger Sub, respectively, no other corporate proceedings on the part of the Company or its shareholders are necessary for the Merger to become effective under the CGCL in accordance with the terms of the Merger Agreement and the Agreement of Merger.

    Neither the execution, delivery or performance by the Company of the Merger Agreement nor the consummation of the transactions contemplated thereby will: (a) contravene, conflict with or result in a violation of any provision of the Incorporation Documents of the Company; (b) contravene, conflict with or result in a violation of any statute, rule or regulation generally applicable to the transactions contemplated by the Merger Agreement or, to our knowledge, any order, writ, injunction or decree; or (c) conflict with, or result in a violation or breach of, any provision of any contract identified on Schedule A to this letter, or result (with or without due notice or lapse of time or both) in a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any such Contract, except as set forth in such Schedule A.

    No filing with or notice to, and no permit, authorization, consent or approval of, any United States federal or California Governmental Body or authority is necessary for the execution, delivery and performance of the Merger Agreement by the Company or the consummation of the transactions contemplated thereby by the Company, except for the filing of the Agreement of Merger and accompanying officers' certificates of the Company and Merger Sub, respectively, with the Secretary of State of the State of California.

    To our knowledge, there is no Legal Proceeding pending or threatened against the Company before any court or administrative agency that questions the validity of the Merger Agreement or that challenges the Merger.

  This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

  This opinion is being furnished to [Siebel], at the request of the Company, solely for the benefit of [Siebel] in connection with the transactions contemplated by the Merger Agreement. This opinion may not be provided to, quoted to or relied upon by any other person or entity or used for any other purpose without our prior written consent.

  WILSON SONSINI GOODRICH & ROSATI
  Professional Corporation

  EXHIBIT K

  DISPUTE RESOLUTION PROCEDURES

  1. If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Agreement, such Indemnitee may deliver a notice of claim (a "Notice of Claim") to the Shareholders' Agent. Each Notice of Claim shall (a) state that such Indemnitee believes that that there is or has been a breach of a representation, warranty or covenant contained in the Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under Section 8 of the Agreement, (b) contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement, and (c) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of such breach or other matter as set forth on such Notice of Claim (the "Claimed Amount").

  2. Within 30 days after receipt by the Shareholders' Agent of a Notice of Claim (the "Dispute Period"), the Shareholders' Agent may deliver to the Indemnitee who delivered the Notice of Claim a written response (the "Response Notice") in which the Shareholders' Agent: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the "Agreed Amount") is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owing to the Indemnitee. Any part of the Claimed Amount that is not agreed to be owing to the Indemnitee pursuant to the Response Notice shall be the "Contested Amount." If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Shareholders' Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

  3. If (a) the Shareholders' Agent delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee, or (b) the Shareholders' Agent does not deliver a Response Notice on a timely basis in accordance with paragraph 2 above, the Indemnitors shall, within 10 days following the receipt of such Response Notice (or, if the Indemnitee has not received a Response Notice, within 10 days following the expiration of the Dispute Period referred to in paragraph 2 above), pay the Claimed Amount to the Indemnitee.

  4. If the Shareholders' Agent delivers a Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnitee, the Indemnitors shall, within 10 days following the receipt of such Response Notice, pay the Agreed Amount to such Indemnitee.

  5. If the Shareholders' Agent delivers a Response Notice indicating that there is a Contested Amount, the Shareholders' Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Shareholders' Agent resolve such dispute, such resolution shall be binding on the Shareholders' Agent, the Indemnitors and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and the Shareholders' Agent. The Indemnitors shall, within 10 days following the execution of such settlement agreement, or such shorter period as may be set forth in the settlement agreement, pay the amount specified in such settlement agreement to such Indemnitee.

  6. If the Shareholders' Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Notice of Claim (the "Initial Resolution Period"), then either the Indemnitee or the Shareholders' Agent may submit the claim described in the Notice of Claim to arbitration to be settled by binding arbitration in the County of San Mateo in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Shareholders' Agent. If Parent and the Shareholders' Agent fail to mutually select an arbitrator within five business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by Parent; one selected by the Shareholders' Agent; and the third selected by the first two arbitrators. If either Parent or the Shareholders' Agent fails to select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 90 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing. The decision of the arbitrator(s) shall relate solely: (a) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (b) to the determination of the non-prevailing party as provided below. The final decision of the arbitrator(s) shall be furnished to the Shareholders' Agent and the Indemnitee in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Shareholders' Agent, the Indemnitors and the Indemnitee and shall not be contested by either of them. The non-prevailing party in any such arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). The non-prevailing party shall be determined solely by the arbitrator(s). The Indemnitors shall, within 10 days following the delivery of the final decision of the arbitrator(s), pay the Indemnitee in accordance with the written decision of the arbitrator(s).